Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

Assertio Therapeutics, Inc.,

Golf Acquiror LLC

and

solely for the purposes set forth herein

Celtic Intermediate S.A.

DATED AS OF DECEMBER 11, 2019

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 11, 2019 (the “Effective Date”), by and between Assertio Therapeutics, Inc., Inc., a Delaware corporation (“Seller”), and Golf Acquiror LLC, a Delaware limited liability company (“Purchaser”) and, solely for the purposes of Section 6.23 and Article X, Celtic Intermediate, SA, a public limited company (société anonyme), organized and established under the laws of the Grand Duchy of Luxembourg (“Guarantor”).

RECITALS

WHEREAS, Seller owns the products sold as GRALISE® (gabapentin) oral tablets (300 milligram and 600 milligram), as described on Schedule 1 hereto (the “Products”); and

WHEREAS, (i) Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire and receive from Seller, certain rights and assets related to the Products, and Purchaser is willing to assume certain liabilities related to the Products; and (ii) Seller desires to license to Purchaser, and Purchaser desires to license from Seller, certain intellectual property rights related to the Products, in each case, on the terms and subject to the conditions set forth in this Agreement and the Transaction Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.01                            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Adjustment Deadline” shall have the meaning set forth in Section 2.08(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning 50% or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” shall have the meaning set forth in the heading of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.11.

“Ancillary Agreements” shall mean the Collaboration Agreement, Escrow Agreement, the Patent Assignment Agreement, the Transferred IP Assignment Agreements and the License Agreement.

“Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Anti-Kickback Act of 1986, applicable legislation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and all other applicable international anti-bribery laws and all other applicable anti-corruption or bribery laws, rules and regulations (including any applicable written statements, requirements, directives or policies of any Governmental Authority) in any jurisdiction in with the applicable Person has conducted business.

“Antitrust Filings” shall have the meaning set forth in Section 7.01(f).

“Assignment and Assumption” shall have the meaning set forth in Section 3.01(b)(iv).

“Assumed Liabilities” shall have the meaning set forth in Section 2.04.

“Bill of Sale” shall have the meaning set forth in Section 3.01(b)(iii).

“Books and Records” shall have the meaning set forth in Section 2.01(d).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by Law to close.

“Closing” shall mean the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.01(a).

“Closing Amount Needed” means an amount equal to the Estimated Purchase Price plus the Escrow Deposit.

“Closing Inventories” means the Inventories set forth in the Closing Inventory Schedule.

“Closing Inventory Schedule” shall have the meaning set forth in Section 2.07(b).

“Closing Legal Impediment” shall have the meaning set forth in Section 7.01(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” shall have the meaning set forth in Section 3.01(b)(i).

“Commercialize,” “Commercialization” or “Commercializing” shall mean (a) to maintain the Transferred IP Rights and Transferred Governmental Authorizations, (b) to manufacture or cause to be manufactured the Products and (c) to Promote, distribute, sell and otherwise commercially exploit the Products, including all activities incident thereto.

“Commercial Agreement” shall have the meaning set forth in Section 6.09(b).

“Competition Laws” shall mean Laws of any applicable jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, including the HSR Act.

“Competitive Activity” shall have the meaning set forth in Section 6.14(a).

“Confidential Information” shall mean all confidential or proprietary information in the possession of Seller or its Affiliates relating to Purchaser or its Affiliates, the Products, the Purchased Assets or the Assumed Liabilities, including (a) information and data relating to sales, advertising, manufacturing, packaging, distribution, detailing, marketing, strategic plans, costs, development, commercialization, technology or formulae, (b) without limiting the generality of the foregoing, copies of any Books and Records or any Regulatory Information retained pursuant to Section 2.01(d) or Section 2.01(e), (c) Know-How and (d) the terms of this Agreement.  “Confidential Information” shall not include any information that (i) was publicly available prior to the Effective Date or hereafter becomes publicly available not as a result of any breach of this Agreement by Seller or any of its Affiliates (or their Representatives) or (ii) becomes available to Seller or its Affiliates from a Person (other than Seller or any of its Affiliates) that is not subject to any legally binding obligation to Purchaser or any of its Affiliates to keep such information confidential.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement, dated as of July 8, 2019, between Almatica Pharma Inc. and Seller.

“Contract” shall have the meaning set forth in Section 2.01(f).

“CPR Mediation Procedure” shall have the meaning set forth in Section 10.11(a)(i).

“CPR Rules” shall have the meaning set forth in Section 10.11(b)(i).

“Credit Agreement” shall mean the Interim Credit Agreement, dated as of December 11, 2019, by and among the Guarantor, as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders party thereto.

“Deerfield Indebtedness” shall mean all indebtedness arising under (a) the Note Purchase Agreement, dated March 12, 2015, by and among Seller and Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and BioPharma Secured Investments III Holdings Cayman LP, Inteligo Bank Ltd. and Phemus Corporation and Deerfield Design Fund III, L.P., as amended by the Consent and First Amendment to Note Purchase Agreement, dated December 29, 2015, as amended by the Waiver and Second Amendment to Note Purchase Agreement, dated December 4, 2017, as amended by the Waiver, Consent and Third Amendment to Note Purchase Agreement and Partial Release of Security Interest, dated August 2, 2018, as amended by the Fourth Amendment to Note Purchase Agreement, dated January 8, 2019, and as amended by the Fifth Amendment to Note

Purchase Agreement, dated August 9, 2019 and (ii) the Pledge and Security Agreement, dated April 2, 2015, between Seller and Deerfield Private Design Fund III, L.P.

“De Minimis Amount” shall have the meaning set forth in Section 8.06(a).

“Dispute” shall have the meaning set forth in Section 10.11.

“Dispute Notice” shall have the meaning set forth in Section 2.08(b).

“Effective Date” shall have the meaning set forth in the heading of this Agreement.

“Escrow Account” means the bank account designated by the Escrow Agent in which the Escrow Deposit is deposited and held pursuant to the Escrow Agreement.

“Escrow Agent” means The Delaware Trust Company.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into at the Closing between Purchaser, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

“Escrow Deposit” means an amount equal to $30,000,000 to be deposited with the Escrow Agent and held in the Escrow Account pursuant to the Escrow Agreement.

“Estimated Inventory Value” shall have the meaning set forth in Section 2.07(b).

“Estimated Net Sales” shall have the meaning set forth in Section 2.10(a).

“Estimated Payment” shall have the meaning set forth in Section 2.10(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.07(b).

“Excluded Assets” shall have the meaning set forth in Section 2.03.

“Export Control and Sanctions Laws” shall mean the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), as amended, the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774), and laws, regulations, and executive orders implemented and administered by the United States Department of the Treasury, Office of Foreign Assets Control (OFAC), and all similar import, export, sanctions or embargo laws, regulations, or other measures of a Governmental Authority applicable to the particular Person.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency having substantially the same functions.

“FDA Transfer Letter” shall mean a letter from Seller to the FDA, duly executed by Seller (and any Affiliate of Seller, as applicable), transferring the rights to the appropriate Transferred Governmental Authorizations to Purchaser.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.09.

“Financial Information” shall have the meaning set forth in Section 4.17.

“Final Inventory Value” shall have the meaning set forth in Section 2.08.

“Financing” shall have the meaning set forth in Section 5.07.

“Financing Sources” means the entities that have committed to provide the debt financing contemplated by the Credit Agreement on the date hereof, together with their respective affiliates, and their and their respective affiliates’ officers, directors, employees,  equity holders, agents and representatives and their respective permitted successors and assigns.

“Finished Goods” shall mean all finished goods of the Products with an expiration date no earlier than 24 months following the Closing Date to be delivered to Purchaser by Seller as of the Closing as part of the Closing Inventories.

“Forward-Looking Statements” shall have the meaning set forth in Section 6.02(d).

“Fraud” means actual and intentional fraud, and more specifically, shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article IV (with respect to the Seller) and Article V (with respect to Purchaser), as applicable, with the intent that the other party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means, as applicable, any of the representations and warranties of Seller set forth in Section 4.01, Section 4.02 and Section 4.10.

“GAAP” shall mean accounting principles and practices generally accepted in the United States, as in effect on the Effective Date.

“Governmental Authority” shall mean any federal, state or local judicial (including any arbitration panel), legislative, executive or regulatory authority, agency, commission, body or instrumentality, including the FDA and any comparable agency in any state of the United States, or quasi-governmental, self-regulatory organization, commission, body, authority or agency, in each case, in the United States.

“Governmental Authorizations” shall mean all licenses, permits and other authorizations, consents and approvals required to market or sell the Products under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.16.

“Guarantor” shall have the meaning set forth in the heading of this Agreement.

“Health Care Laws” shall mean (a) the federal Food, Drug, and Cosmetic Act of 1938 and the Public Health Service Act of 1944; (b) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act; (c) the Animal Welfare Act of 1966; (d) Title XVIII and Title XIX of the Social Security Act; (e) the Patient Protection and Affordable Care Act; (f) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (g) the Physician Self-Referral Law, 42 U.S.C. § 1395nn; (h) the False Claims Act, 31 U.S.C. § 3729 et seq.; (i) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act; (j) all rules and regulations issued under any of the foregoing, and (k) any comparable federal, state, or foreign laws for any of the foregoing.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as developed by the International Accounting Standards Board.

“Indemnified Party” shall have the meaning set forth in Section 8.03.

“Indemnifying Party” shall have the meaning set forth in Section 8.03.

“Indemnity Claim” shall have the meaning set forth in Section 8.03.

“Independent Accountant” shall mean an unconflicted “big four” Independent Accountant to be mutually agreed upon by Seller and Purchaser.

“Inventories” shall mean all inventory of the Products (including raw materials, work-in-process, samples (including Samples), finished goods (including Finished Goods)) and other items of inventory, supplies or spare parts, owned or held for use by Seller or any of its Affiliates, in each case, usable and of saleable quality in the ordinary course of business.  For the avoidance of doubt, “Inventories” shall include any Products that are in transit to which Seller has legal title, has paid for or with respect to which the obligation to pay is a Retained Liability under this Agreement.

“Inventory Value” shall mean an amount equal to Seller’s aggregate cost (as determined in accordance with GAAP) with respect to the Inventories; provided that the Inventory Value shall not exceed $4,000,000.

“Inventory Value Schedule” shall mean a schedule of the Inventories, reasonably detailed costs of such Inventories, and the aggregate Inventory Value, in each case, as of the date of delivery or, in the case of the Closing Inventory Schedule or the Purchaser Inventory Schedule, as of the Closing Date; provided, however, that Samples shall be assigned a value of $0.

“IP Rights” shall mean (a) Patents, (b) Trademarks, (c) Know-How, (d) all works of authorship, mask works and any and all other copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (e) all inventions (whether patentable or not), discoveries, ideas, and improvements; (f) all databases and data collections and all rights therein; (g) all Web addresses, sites and domain names; (h) moral rights, rights of publicity, industrial designs, and industrial property rights; and (i) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“IP Records” shall mean all prosecution files and docketing reports, including materials filed with the U.S. Patent and Trademark Office (or the equivalent authority in any other country), with respect to the Transferred Patent Rights and Transferred Trademark Rights within Seller’s possession, custody, or control.

“Judgment” shall mean any judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Key Customers” shall have the meaning set forth in Section 4.18(a).

“Key Suppliers” shall have the meaning set forth in Section 4.18(b).

“Know-How” shall mean any and all proprietary information, know-how, techniques, confidential information, research, technical and scientific information that is not in the public domain, including information relating to materials, discoveries, unpatented inventions (including conceptions and/or reductions to practice), improvements, practices, methods, protocols, operating manuals, databases, formulas, knowledge, processes, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data, designs, drawings, procedures, models, systems and the results of experimentation and testing, in each case, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, manufacturing, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain.

“Knowledge of Seller” shall mean the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 1.01(a) hereto.

“Knowledge of Purchaser” shall mean the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 1.01(c) hereto.

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order, including the Health Care Laws.

“Legal Proceeding” shall mean any claim, action, suit, case, litigation, proceeding, investigation, charge, criminal prosecution, judicial, governmental or regulatory investigation or arbitration, mediation or alternative dispute resolution proceeding.

“Liabilities” shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort, whether based on negligence or strict liability or other theory) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement” shall have the meaning set forth in Section 3.01(b)(vii).

“Licensed IP Rights” shall mean the “ASRT Licensed Intellectual Property” as defined in the License Agreement.

“Lien” shall mean, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, encumbrance or other similar claim of any kind, character or description, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.

“Limited License Period” shall have the meaning set forth in Section 6.10(a).

“Losses” shall mean losses,  liabilities, damages, deficiencies, costs, expenses, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes and awards incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

“Material Adverse Effect” shall mean, with respect to Seller, any change, effect, event, circumstance, occurrence or state of facts that is or would reasonably be expected to be materially adverse to (a) the value of the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of Seller to consummate the Transactions, provided that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect, except where (solely in the case of clauses (i), (ii), (iii), (iv), (v) and (xi) below) the effect on (a) or (b) above is disproportionate to the effect on the relevant industry: (i) changes or effects in the general business, economic, social, political or legal conditions or the securities, syndicated loan, credit or financial markets; (ii) changes or proposed changes in applicable Law or GAAP (or any applicable accounting standards in any jurisdiction outside the United States) or the enforcement thereof; (iii) changes to applicable Law, that generally affect the industries in which Seller or its Affiliates operate, or any change in governmental or private third party payor reimbursement rules or policies; (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (v) earthquakes, hurricanes or other natural disasters; (vi) failure to meet projections, estimates, plans or forecasts; (vii) changes or effects that arise out of or are attributable to the negotiation, execution, announcement or pendency of the Transactions or the performance of and compliance with the terms of this Agreement, including any litigation, any reduction in revenues or income, any loss of customers, any disruption in supplier, distributor or similar relationships or any action taken pursuant to Section 6.05; (viii) the reduction or lack of marketing of, field force support for or other similar functions in relation to the Products; (ix) changes in the number of competing products in the market(s) in which the Products are sold; (x) any labor strikes, labor stoppages or loss of employees; (xi) currency fluctuations; (xii) changes or effects that arise out of or are attributable to actions or omissions of Purchaser or any of its Affiliates or actions or omissions of Seller or any of its Affiliates and consented to in writing by Purchaser or any of its Affiliates; or (xiii) any matter disclosed in the Schedules to this Agreement.

“Monthly Estimate” shall have the meaning set forth in Section 2.10(a).

“NDC” shall mean National Drug Code as issued by the FDA.

“Negotiation Period” shall have the meaning set forth in Section 2.08(c).

“Net Sales” shall mean the gross amount billed, as of the date of invoicing, by or on behalf of Purchaser or any of its Affiliates (including by any co-Promoter, joint venturer or assignee) for sales of a Product to a third party in the United States, less:  (a) normal and customary discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to distributors (other than to a distributor that is an Affiliate of Purchaser); (b) credits or allowances actually granted upon claims, rejections or returns of such sales of Products, including recalls, regardless of Purchaser requesting such recalls; (c) freight, postage, shipping and insurance charges paid for delivery of such Product, to the extent billed separately on the invoice and paid by the buyer; (d) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs and refunds to the extent actually paid or allowed by the selling party; and (e) actual uncollectible accounts receivables determined in accordance with IFRS, consistently applied, provided, that in no event shall the aggregate amount of Net Sales earned after the Closing exceed $70,000,000.01 for purposes of this Agreement.  For further clarity, Purchaser shall not deduct from Net Sales any amounts for which Seller bears financial responsibility pursuant to this Agreement.  In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

“Net Sales Termination Date” shall mean the date upon which aggregate Net Sales earned since the Closing equals $70,000,000.

“Non-Assigned Asset” shall have the meaning set forth in Section 2.02(a).

“Outside Date” shall have the meaning set forth in Section 9.01(b)(ii).

“Party” shall mean Seller or Purchaser individually, as the context so requires, and the term “Parties” shall mean, collectively, Seller and Purchaser.

“Patent Assignment Agreement” shall have the meaning set forth in Section 3.01(b)(v).

“Patents” shall mean means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations or jurisdictions throughout the world.

“Permitted Liens” shall mean (a) statutory Liens arising out of operation of applicable Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) Liens, other than Liens securing indebtedness for borrowed money, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (c) Liens for Taxes not yet due, payable or delinquent; (d) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent; and (e) any Liens described on Schedule 1.01(b).

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

“Potential Claims” shall have the meaning set forth in Section 9.02(d).

“Pre-Closing Period” shall have the meaning set forth in Section 6.01(a).

“Privileged Communications” shall have the meaning set forth in Section 2.03(f).

“Product Registrations” shall have the meaning set forth in Section 4.07(a).

“Products” shall have the meaning set forth in the Recitals to this Agreement.

“Promote” shall mean, with respect to a Product, any activities undertaken to encourage sales or use of such Product, such as in-person, face-to-face sales presentations made by a sales representative to medical professionals, product sampling, detail aids, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.

“Protocol” shall have the meaning set forth in Section 10.11(b)(vi).

“Purchase Price” shall have the meaning set forth in Section 2.06.

“Purchased Assets” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser FDA Transfer Letters” shall mean the letters, in substantially the forms attached as Exhibit B hereto, from Purchaser to the FDA, duly executed by Purchaser, notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchaser.

“Purchaser Group” shall have the meaning set forth in Section 9.02(e).

“Purchaser Group Member” shall have the meaning set forth in Section 9.02(e).

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.01(a).

“Purchaser Inventory Schedule” shall have the meaning set forth in Section 2.08(a).

“Purchaser IP Rights” shall mean all IP Rights under Purchaser’s Control as of and at any time following the Effective Date.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 5.03.

“Purchaser Officer’s Certificate” shall have the meaning set forth in Section 7.02(c).

“Purchaser Secretary’s Certificate” shall have the meaning set forth in Section 7.02(d).

“Purdue Agreement” shall have the meaning set forth in Section 6.20(b).

“Reasonable Promotional Efforts” shall mean, with respect to Commercialization of the Products, those efforts and resources customarily used in the pharmaceutical business for a product owned by such company or to which such company has rights, which product is of a market potential similar to the market potential of the applicable Product and at a similar stage of its product life as such Product, taking into account the competitiveness of the marketplace.

“Regulatory Information” shall mean all correspondence and submissions between Seller and the FDA or other Governmental Authority in any jurisdiction relating to the Transferred Governmental Authorizations, including any reports, filings, or notices submitted to the FDA or any comparable agency in any jurisdiction other than the United States to support, maintain or obtain such Transferred Governmental Authorizations.

“Representatives” shall mean, with respect to a Party, such Party’s Affiliates and its and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and other agents.

“Restricted Period” shall have the meaning set forth in Section 6.14(a).

“Restrictive Covenants” shall have the meaning set forth in Section 6.14(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.05.

“Samples” shall mean samples of the Products, with an expiration date no earlier than 18 months following the Closing Date, to be delivered to Purchaser by Seller as of the Closing as part of the Closing Inventories.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller Group” shall have the meaning set forth in Section 9.02(e).

“Seller Group Member” shall have the meaning set forth in Section 9.02(e).

“Seller FDA Transfer Letters” shall mean the letters, in the forms attached as Exhibit C hereto, from Seller to the FDA, duly executed by Seller (and any Affiliate of Seller, as applicable), notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchaser.

“Seller Indemnitees” shall have the meaning set forth in Section 8.02(a).

“Seller Names” shall mean the names and logos of Seller and its Affiliates.

“Seller Officer’s Certificate” shall have the meaning set forth in Section 7.01(c).

“Seller Related Parties” shall mean Seller and each of its equity holders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.

“Seller Secretary’s Certificate” shall have the meaning set forth in Section 7.01(d).

“Services” shall have the meaning set forth in Section 6.09(e).

“Shortfall Amount” means, as of the applicable date, an amount equal to (a) $52,500,000 minus (b) the aggregate amount of Estimated Payments and Trueup Payments paid to Seller as of such date.

“Solvent” shall the meaning set forth in Section 5.09.

“Tax” or “Taxes” shall mean all taxes, including income, gross revenue, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, occupation, franchise, gross receipts, severance, windfall profits, environmental, capital stock, customs duties, real property, personal property, alternative, add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Taxing Authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and including any interest, penalties and additions attributable thereto, whether disputed or not.

“Tax Contest” shall have the meaning set forth in Section 8.04(c).

“Tax Return” shall mean any return, report, declaration, information return, statement or other document (together with any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any applicable Laws relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Fee” shall have the meaning set forth in Section 9.02(b).

“Third Party Claim” shall have the meaning set forth in Section 8.03.

“Third Party Claim Notice” shall have the meaning set forth in Section 8.03.

“Threshold Amount” shall have the meaning set forth in Section 8.06(a).

“Trademarks” shall mean, collectively, trademarks, service marks, trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, (d) rights and privileges arising under applicable Law with respect to any of the foregoing and (e) all rights corresponding thereto.

“Transaction Documents” shall mean this Agreement, the Ancillary Agreements and the certificates and other documents delivered pursuant hereto and thereto.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Transaction Documents, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Contracts” shall have the meaning set forth in Section 2.01(f).

“Transferred Domain Names” shall mean the domain names and addresses set forth on Schedule 1.01(d) hereto.

“Transferred Governmental Authorizations” shall have the meaning set forth in Section 2.01(c).

“Transferred IP Rights” shall mean the Transferred Domain Names, Transferred Patent Rights and the Transferred Trademark Rights.

“Transferred IP Assignment Agreements” shall have the meaning set forth in Section 3.01(b)(vi).

“Transferred Patent Rights” shall mean the issued or applied for patents set forth on Schedule 1.01(e).

“Transferred Trademark Rights” shall mean the Trademarks set forth on Schedule 1.01(f) hereto, together with all goodwill associated with the foregoing.

“Trueup Payment” shall have the meaning set forth in Section 2.10(b).

“Trueup Report” shall have the meaning set forth in Section 2.10(b).

“UPC” shall mean Universal Product Code.

Section 1.02                            Other Definitional Provisions.

(a)                                 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The terms “U.S. Dollars” and “$” shall mean lawful currency of the United States.

(d)                                 The terms “include,” “includes” and “including” shall mean “including, without limitation.”

(e)                                  The term “United States” shall mean the United States of America and its territories, including Puerto Rico.

(f)                                   When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

(g)                                  Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II.
PURCHASE AND SALE

Section 2.01                            Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens (other than the Permitted Liens listed in item numbers 2 through 6 of Schedule 1.01(b)), all of Seller’s rights, titles and interests in, to or under the assets set forth below (collectively, the “Purchased Assets”):

(a)                                 the Closing Inventories;

(b)                                 the Transferred IP Rights;

(c)                                  the Governmental Authorizations set forth on Schedule 2.01(c) hereto (collectively, the “Transferred Governmental Authorizations”);

(d)                                 subject to Section 6.06 and Section 6.08 (and other than the items set forth in Section 2.03(f)), the following books, records and files to the extent primarily relating to the Purchased Assets and in the possession of Seller or any of its Affiliates (but excluding books, records or files not reasonably separable from documents or databases that do not relate exclusively to the Purchased Assets): (i) supplier and vendor lists, (ii) customer lists, customer target lists, prescriber lists and prescriber target lists, in each case, for 2018 and 2019, (iii) a list of the distributors for the Products, (iv) pricing lists for the Products for 2019, (v) market research reports, marketing plans and other marketing-related information and materials for 2019, (vi) the digital files for any current advertising, marketing, sales and promotional materials (but excluding any hard or printed copies of the foregoing), (vii) quality control and pharmacovigilance records, (viii) IP Records, (ix) sales force territory alignment data, sales representative call activity and tracking reports, sales force data bases to the extent permitted under any applicable Contract or applicable Law, in each case, for 2018 and 2019, (x) data related to copay card utilization, specialty pharmacy prescription processing activities and expense for the Products, in each case, for 2018 and 2019 (xi) clinical trial records and data to the extent permitted under any applicable Contract or applicable Law, and (xii) other business records, to the extent that such other business records are required to be transferred under applicable Law (the foregoing records and documents, collectively, the “Books and Records”); provided, however, that Seller may retain copies of the Books and Records or may retain originals of the Books and Records and provide Purchaser with copies in their place, in either case subject to Section 6.19;

(e)                                  the Regulatory Information; provided, however, that Seller may retain copies of the Regulatory Information;

(f)                                   the contracts, agreements and commitments (each, a “Contract”) set forth on Schedule 2.01(f) hereto (collectively, the “Transferred Contracts”);

(g)                                  all goodwill relating to the Purchased Assets; and

(h)                                 all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent solely relating to any Assumed Liabilities or Purchased Assets.

Section 2.02                            Matters Related to Purchased Assets and Non-Assigned Assets.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Contract or any other Purchased Asset that is not assignable or transferable without the consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing (each, a “Non-Assigned Asset”); provided, however, that Seller shall use, both prior to and for 12 months following the Closing Date, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer of each Non-Assigned Asset; provided, further, that none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party in connection with such efforts.  With respect to any Non-Assigned Asset, for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite consent is obtained and such Non-Assigned Asset is transferred and assigned to Purchaser and (ii) the date that is 12 months following the Closing Date, Seller shall use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the written request of and for the benefit of Purchaser, and at the expense of Purchaser, any rights of Seller arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser.  As a condition to Seller providing Purchaser with benefits of any Non-Assigned Asset, Purchaser shall perform, at the direction of Seller, the obligations of Seller thereunder.

(b)                                 Seller provides no assurances to Purchaser that any consent, authorization, approval or waiver of a third party contemplated by this Section 2.02 will be granted.  Subject to compliance by Seller with the provisions of this Section 2.02, the Parties acknowledge and agree that neither Seller nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself nor (ii) any default or termination or any Legal Proceeding commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself shall be deemed (A) a breach of any representation, warranty or covenant of Seller contained in this Agreement or (B) to cause any condition to Purchaser’s obligations to close the Transactions to be deemed not satisfied.

(c)                                  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset that Purchaser is not receiving the benefit of pursuant to this Section 2.02(c), such Assumed Liability shall be deemed to be a Retained Liability until such Non-Assigned Asset is transferred and assigned to Purchaser; provided, however, that if such Non-Assigned Asset for which Purchaser is receiving the benefit of pursuant to Section 2.02(a) is not transferred and assigned to Purchaser at the time Seller ceases to provide the benefit of such Non-Assigned Asset to Purchaser (as permitted under this Section 2.02(c)), such Assumed Liability relating to the Non-Assigned Assets shall be deemed a Retained Liability.

Section 2.03                            Excluded Assets.  Purchaser acknowledges and agrees that Purchaser is not purchasing or acquiring, and Seller is not selling, conveying, assigning or otherwise transferring, any rights or assets of Seller or its Affiliates that are not specifically listed in Section 2.01 as Purchased Assets and all such other assets and rights shall be excluded from the Purchased Assets (the “Excluded Assets”).  For the avoidance of doubt, Excluded Assets shall include the following, whether or not the same are disclosed to Purchaser in or pursuant to this Agreement or otherwise:

(a)                                 any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(b)                                 any accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of the Products prior to the Closing;

(c)                                  any Contracts of Seller or its Affiliates (including all Contracts and arrangements with third party suppliers for the supply of materials, components, processing supplies and packaging obtained for use in the manufacture of the Products), or rights therein or thereunder, other than the Transferred Contracts;

(d)                                 any licenses, permits, registrations, certificates or other authorizations, consents, clearances or approvals of Seller or its Affiliates, other than the Transferred Governmental Authorizations;

(e)                                  any losses, loss carryforwards, credits, credit carryforwards and other Tax attributes, any deposits or advance payments with respect to Taxes and any claims, rights, and interest in and to any refund, credit or reduction of Taxes;

(f)                                   (i) the corporate books and records of Seller or its Affiliates, other than the Books and Records, (ii) all personnel records, (iii) any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege (“Privileged Communications”), (iv) Tax Returns, Tax information, and Tax records related to Seller or its Affiliates, and (v) any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or that were prepared by Seller or any of its Affiliates in connection therewith;

(g)                                  any current and prior insurance policies of Seller or its Affiliates and any rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(h)                                 any IP Rights or similar rights of Seller or its Affiliates, other than the Transferred IP Rights;

(i)                                     any real estate owned or leased by Seller or its Affiliates;

(j)                                    any rights that interfere with, hinder or compromise Seller’s ability to institute or maintain any claim, action, suit or proceeding against a third party for infringement of Patents owned, licensed or otherwise controlled by Seller or its Affiliates, including the Licensed IP Rights;

(k)                                 any employees of Seller or its Affiliates;

(l)                                     any other assets, properties or rights of Seller or its Affiliates, other than the Purchased Assets.

Section 2.04                            Assumption of Certain Obligations.  Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective as of the Closing, to assume and to timely satisfy and discharge the following Liabilities of Seller and its Affiliates relating to the Products and the Purchased Assets, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”):

(a)                                 subject to Section 2.04(b), any Liabilities arising out of or relating to Legal Proceedings, regardless of when such Legal Proceeding was commenced or made, and irrespective of the legal theory asserted, arising from the development, commercialization, manufacture, packaging, import, marketing, distribution or sale of the Products or the use of the Purchased Assets, in each case, by Purchaser or its Affiliates on or after the Closing (subject to the terms and provisions of the Transaction Documents), including all such Legal Proceedings in which it is alleged that the Products or Purchased Assets were designed or developed before the Closing but commercialized, manufactured, packaged, imported, marketed, distributed or sold by or on behalf of Purchaser or its Affiliates after the Closing, and including all such Legal Proceedings relating to warranty obligations and alleged infringement or misappropriation of any IP Rights;

(b)                                 any Liabilities arising out of or relating to products liability claims relating to the Products (including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products) sold by or on behalf of Purchaser or its Affiliates after the Closing;

(c)                                  any Liabilities to third-party vendors or third-party suppliers, to the extent relating to the Products or the Purchased Assets ordered in the ordinary course of business either (i) prior to the Closing, but delivered or provided after the Closing, or (ii) on or after the Closing;

(d)                                 any Liabilities arising on or after the Closing under any Transferred Contract, except as such Liabilities relate to a breach of such Transferred Contracts that occurred on or before the Closing;

(e)                                  all post-marketing commitments (including those set forth on Schedule 2.04(e)) and clinical development costs arising out of or relating to the Products or the Purchased Assets;

(f)                                   any Taxes apportioned to Purchaser pursuant to this Agreement;

(g)                                  (i) all Liabilities relating to the return of Products which are allocated to Purchaser in the Collaboration Agreement and (ii) all Liabilities relating to any incremental return amounts resulting from price increases implemented by or on behalf of Purchaser or its Affiliates on or after the Closing with respect to Products sold by Seller prior to the Closing;

(h)                                 (i) all Liabilities relating to commercial rebates which are allocated to Purchaser in the Collaboration Agreement and (ii) all Liabilities relating to any incremental rebate amounts resulting from price increases implemented by Purchaser on or after the Closing with respect to Products sold by Seller prior to the Closing;

(i)                                     all Liabilities relating to government rebates which are allocated to Purchaser in the Collaboration Agreement and (ii) all Liabilities relating to incremental rebate amounts resulting from price increases implemented by or on behalf of Purchaser or its Affiliates on or after the Closing with respect to Products sold by Seller prior to the Closing;

(j)                                    all Liabilities relating to any chargeback claims which are allocated to Purchaser in the Collaboration Agreement and (ii) all Liabilities relating to incremental chargeback amounts resulting from price increases implemented by or on behalf of Purchaser or its Affiliates on or after the Closing with respect to Products sold by Seller prior to the Closing;

(k)                                 all Liabilities relating to (i) co-pay card, e-voucher or similar discounts, specialty pharmacy benefits or any other patient assistance programs which are allocated to Purchaser in the Collaboration Agreement and (ii) all Liabilities relating to incremental discount amounts resulting from price increases implemented by or on behalf of Purchaser or its Affiliates on or after the Closing with respect to Products sold by Seller prior to the Closing; and

(l)                                     any other Liabilities (including Liabilities related to Taxes) arising out of or relating to the use, ownership, possession, operation or management of the Purchased Assets or the sale of any of the Products by Purchaser or its Affiliates, in each case on or after the Closing and which have not been specifically allocated in Section 2.04 or Section 2.05.

For purposes of this Section 2.04,  any co-Promoters, joint venturers or assignees of Purchaser or its Affiliates shall be deemed to have taken actions on behalf of Purchaser and its Affiliates.

Section 2.05                            Retained Liabilities.  Seller acknowledges and agrees that Seller and its Affiliates shall retain, and Purchaser shall not assume or otherwise be responsible for, any Liabilities of Seller and its Affiliates other than the Assumed Liabilities, whether or not relating to the Purchased Assets or the Products (collectively, the “Retained Liabilities”).  Seller shall remain responsible for all Retained Liabilities.  For the avoidance of doubt, Retained Liabilities shall include the following, whether or not the same are disclosed to Purchaser in or pursuant to this Agreement or otherwise:

(a)                                 subject to Section 2.05(b), all Liabilities arising out of or relating to Legal Proceedings, regardless of when such Legal Proceeding was commenced or made, and irrespective of the legal theory asserted, arising from the development, commercialization, manufacture, packaging, import, marketing, distribution or sale of the Products or the use of the Purchased Assets, in each case, by or on behalf of Seller or its Affiliates prior to the Closing, including all Legal Proceedings relating to the alleged infringement or misappropriation by Seller of any third party IP rights for the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Products before the Closing;;

(b)                                 any Liabilities arising out of or relating to products liability claims relating to the Products (including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products) sold by or on behalf of Seller or its Affiliates prior to the Closing;

(c)                                  all Liabilities arising out of or relating to any Transferred Contract, to the extent relating to the period of time prior to the Closing;

(d)                                 all Liabilities related to any invoices, bills, accounts payable or other payables due and owed to any third party arising prior to the Closing out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, exploiting, marketing, distributing or selling the Products by or on behalf of Seller or its Affiliates prior to the Closing;

(e)                                  any Taxes apportioned to Seller pursuant to this Agreement;

(f)                                   all Liabilities to the extent related to the Excluded Assets;

(g)                                  all indebtedness of Seller or its Affiliates for borrowed money;

(h)                                 all Liabilities with respect to any current or former employee of Seller or its Affiliates; and

(i)                                     any other Liabilities (including Liabilities related to Taxes) arising out of or relating to the use, ownership, possession, operation or management of the Purchased Assets or the sale of any of the Products by Seller or its Affiliates, in each case prior to the Closing and which have not been specifically allocated in Section 2.04 or Section 2.05.

For purposes of this Section 2.05, any co-Promoters or joint venturers of Seller or its Affiliates shall be deemed to have taken actions on behalf of Seller and its Affiliates.

Section 2.06                            Purchase Price.  In consideration of the sale and transfer of the Purchased Assets and the assumption of the Assumed Liabilities, Purchaser agrees to pay to Seller an amount equal in cash to (a) $75,000,000 plus (b) the Final Inventory Value (collectively, the “Purchase Price”).  The Estimated Purchase Price shall be paid at the Closing in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchaser at least two Business Days prior to the Closing Date, in cash in U.S. Dollars.  The Purchase Price shall be allocated as set forth in Section 2.11.

Section 2.07                            Inventory Value Schedules; Estimated Purchase Price.

(a)                                 Seller shall deliver to Purchaser an Inventory Value Schedule on the Effective Date, dated as of October 31, 2019, and at the end of each week thereafter until delivery of the Closing Inventory Schedule.

(b)                                 One Business Day prior to the Closing Date, Seller shall deliver an Inventory Value Schedule (the “Closing Inventory Schedule”) setting forth (i) the Inventory Value (the “Estimated Inventory Value”) and (ii) a calculation of the Purchase

Price using the Estimated Inventory Value in lieu of the Final Inventory Value (the “Estimated Purchase Price”). The Closing Inventory Schedule shall be prepared in good faith and include the components of the Estimated Inventory Value and the Estimated Purchase Price, which shall be determined in a manner consistent with the definitions thereof and together with reasonable supporting back-up documentation.  Thereafter, at the written request of Purchaser, Seller shall give Purchaser reasonable access during normal business hours to the books and records of Seller and its Affiliates that are relevant to the calculation of the Estimated Inventory Value and the Estimated Purchase Price.  In addition, Seller shall make its Representatives reasonably available to answer questions with respect to the calculation of the Estimated Inventory Value.  Seller and Purchaser shall cooperate in good faith and endeavor to resolve any disputes regarding the calculation of the Estimated Inventory Value or the Estimated Purchase Price prior to Closing; provided, however, that such resolution shall not be a condition to the Closing.  Seller shall not ship or fulfill any orders of Products after delivery of the Closing Inventory Schedule.

Section 2.08                            Post-Closing Adjustment.

(a)                                 Purchaser shall propose any changes to the Estimated Inventory Value set forth in the Closing Inventory Schedule by delivering to Seller an Inventory Schedule (the “Purchaser Inventory Schedule”) describing such proposed changes within 30 days following the Closing Date (the “Adjustment Deadline”).  The Purchaser Inventory Schedule, if delivered, shall set forth Purchaser’s proposed good faith calculations of the Final Inventory Value and the Purchase Price, in each case including the components thereof and determined in a manner consistent with the definitions thereof and together with reasonable supporting back-up documentation.  The Purchaser Inventory Schedule shall also set forth the proposed Final Adjustment Amount, which shall be the amount by which Purchaser’s proposed calculation of the Purchase Price exceeds, or is less than, the Estimated Purchase Price (it being understood that if such amount is ultimately determined to be negative, Seller would owe the absolute value of such negative amount to Purchaser).  If Purchaser does not deliver the Purchaser Inventory Schedule prior to the Adjustment Deadline, then (i) the Estimated Inventory Value shall be deemed the Final Inventory Value, which shall be final, binding and conclusive on the Parties, and (ii) no Final Adjustment Amount shall be paid.

(b)                                 If Purchaser delivers a Purchaser Inventory Schedule, then Seller shall be entitled to dispute the proposed adjustments to the Estimated Inventory Value and the calculation of the Final Adjustment Amount set forth in the Purchaser Inventory Schedule if Seller delivers a written notice of any dispute (the “Dispute Notice”) to Purchaser within 30 days after timely receipt of the Purchaser Inventory Schedule.  The Dispute Notice shall describe the nature of any disagreement in reasonable detail and identify the specific line items involved and the dollar amount of each such disagreement.  If Seller does not deliver a Dispute Notice within the time period specified in this Section 2.08(b), Seller shall be deemed to have accepted and agreed with the Purchaser Inventory Schedule, Purchaser’s calculation of the Final Adjustment Amount and the Purchase Price shall be final, binding and conclusive on the Parties and the payment provided for in Section 2.09 shall be based on such amount.  For the avoidance of doubt, any items on the Purchaser Inventory Schedule as to which Seller has not provided a reasonably detailed objection and provided an alternative calculation in the Dispute Notice delivered within the time period specified in this Section 2.08(b) shall be final, binding and conclusive on the Parties.

(c)                                  If Seller delivers the Dispute Notice to Purchaser within the time period specified in Section 2.08(b), Purchaser and Seller shall attempt in good faith to resolve any disputes set forth in the Dispute Notice during the 30-day period commencing on the date Purchaser receives the Dispute Notice from Seller (the “Negotiation Period”).

(d)                                 If Purchaser and Seller agree in writing prior to the expiration of the Negotiation Period on the calculation of Final Inventory Value and the resulting Final Adjustment Amount (whether such amount is the same as or different from the amount calculated based upon the Purchaser Inventory Schedule), the payment provided for in Section 2.09 shall be based upon the agreed upon amount.

(e)                                  If Purchaser and Seller do not agree in writing prior to the expiration of the Negotiation Period on the Final Adjustment Amount, then Purchaser and Seller shall engage, and the remaining items in dispute (but no other matters) shall be submitted immediately to, the Independent Accountant.  The Independent Accountant shall consider only those items and amounts as to which Purchaser and Seller have disagreed within the time periods and on the terms specified above. The Independent Accountant shall make a final determination as to each item of disagreement relating to the calculation of Final Inventory Value and the resulting amount of the Purchase Price and the Final Adjustment Amount in accordance with the guidelines and procedures set forth in this Agreement.  The determination of value made by the Independent Accountant with respect to the disputed items submitted to the Independent Accountant shall not be greater than the greatest value for such items claimed by Purchaser or Seller or less than the smallest value for such items claimed by Purchaser or Seller in the Purchaser Inventory Schedule or the Dispute Notice, as applicable.  The determination of Final Inventory Value, together with a calculation of the Purchase Price and the Final Adjustment Amount that results from such determination, shall become final and binding on the Parties on the date the Independent Accountant delivers its final resolution to the Parties, absent fraud or manifest error.  The terms of appointment and engagement of the Independent Accountant shall be as agreed upon between Purchaser and Seller, and any associated engagement fees shall be borne based on the inverse of the percentage that the Independent Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time it renders its determination on the merits of the matters in dispute.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller, then 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.  The Inventory Value as finally determined in accordance with Section 2.08 is referred to herein as the “Final Inventory Value”.

Section 2.09                            Payment of Final Adjustment Amount.  No later than five Business Days after the Final Inventory Value and the Purchase Price is finally determined in accordance with Section 2.08:

(a)                                 If the Purchase Price as finally determined pursuant to Section 2.08 exceeds the Estimated Purchase Price, then Purchaser shall pay (or cause an Affiliate to pay) to Seller a payment equal to the aggregate excess in immediately available funds to such account or accounts as designated in writing by Seller.

(b)                                 If the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.08, then Seller shall pay (or cause an Affiliate to pay) to Purchaser a payment equal to the aggregate excess in immediately available funds to such account or accounts as designated in writing by Purchaser.

The amount to be paid pursuant to this Section 2.09 (and as finally determined in accordance with Section 2.08) is referred to herein as the “Final Adjustment Amount.” If the Purchase Price as finally determined pursuant to Section 2.08 equals the Estimated Purchase Price, then no Final Adjustment Amount will be paid.

Section 2.10                            Payments on Net Sales.

(a)                                 Monthly Estimates and Estimated Payments.  For each month which ends during the period beginning immediately after the Closing Date and ending on and including the Net Sales Termination Date, Purchaser shall deliver to Seller a report (each, a “Monthly Estimate”) setting forth Purchaser’s good faith estimate of Net Sales for such month that were earned after the Closing Date and on or before the Net Sales Termination Date (“Estimated Net Sales”).  Purchaser shall deliver each Monthly Estimate within 10 days after the last day of the month covered by such Monthly Estimate.  Within 23 days after delivery of each Monthly Estimate, Purchaser shall pay or cause to be paid (including pursuant to Section 2.13(b)) to Seller an amount equal to 75% of the Estimated Net Sales set forth in such Monthly Estimate (each, an “Estimated Payment”).

(b)                                 Trueup Report and Trueup Payments.  For each calendar quarter which ends during the period beginning immediately after the Closing Date and ending on and including the Net Sales Termination Date, Purchaser shall deliver to Seller a report (each, a “Trueup Report”) in a mutually agreed form specifying the following amounts covering the period beginning on the Closing Date and ending on the earlier of the last day of the last quarter covered by the Trueup Report and the Net Sales Termination Date: (i) the total gross invoiced amount from sales of Products by or on behalf of Purchaser or any of its Affiliates (including any co-Promoter, joint venturer or assignee); (ii) the total amounts deducted by category from gross invoiced amounts to calculate Net Sales; (iii) aggregate Net Sales; (iv) 75% of such aggregate Net Sales; (v) the total of the Estimated Payments and Trueup Payments calculated to date; and (vi) the difference between (iv) minus (v) (each such difference, which may be positive or negative, a “Trueup Payment”).  Purchaser shall deliver each Trueup Report within 20 days after the last day of the last quarter covered by such Trueup Report, along with reasonable supporting documentation for the amounts reported in such Trueup Report.  Within 13 days after delivery of each Trueup Report, Purchaser shall pay or cause to be paid (including pursuant to Section 2.13(b)) to Seller any positive Trueup Payment, and Seller shall pay to Purchaser any negative Trueup Payment, in each case as set forth in such Trueup Report.

(c)                                  Payments.  Any payments to be made under this Section 2.10 shall be made in U.S. Dollars via wire transfer of immediately available funds to such bank account as the receiving Party shall designate in writing prior to the date of such payment.  All payments shall bear interest from the date due until paid at an annual rate equal to the lesser of: (i) the prime rate effective for the date that payment was due (as quoted by the Wall Street Journal, Internet Edition) plus three percent or (ii) the maximum rate permitted by applicable Law. For clarity, the existence of a Trueup Payment amount shall not be construed as a late Estimated Payment or a late Trueup Payment.

(d)                                 Records and Audits.  Purchaser agrees to keep, for a period of at least three years after the Net Sales Termination Date, full and accurate records maintained in accordance with IFRS in sufficient detail to enable a third party to accurately calculate all Estimated Payments and Trueup Payments.  Upon 20 days’ prior written notice, such records shall be made available by Purchaser for audit by Seller and/or, at Seller’s election, an independent accountant, provided that such audit shall occur not more than once per 12-month period.  The auditor shall be required to enter into a reasonable non-disclosure agreement with Purchaser prior to commencing its auditing activities.  The auditor shall disclose to Seller and Purchaser a summary of the audit results.  The auditor will only examine such books and records during business hours.  The fees and expenses of the auditor performing such verification examination shall be borne by Seller; provided, however, that if any verification reveals that Purchaser has underreported Net Sales in any Trueup Report, and the amount of such discrepancy is at least five percent of the aggregate amount that should have been reported for the period examined, then Purchaser shall pay the entire amount of the fees and expenses for such verification.

(e)                                  Failure to Pay.  If an arbitrator makes a final determination pursuant to Section 10.11(b) that Purchaser failed to make any Estimated Payment or Trueup Payment when due, and Purchaser fails to make or cause to be made (including pursuant to Section 2.13(b)) such payment within 30 days of such final arbitrator determination, then all right, title and interest in and to the Purchased Assets shall immediately and without further action by any Party revert to Seller.  Following such reversion, Purchaser shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested to effectively assign, convey or transfer to or vest in Seller all rights, title and interests in, to and under the Purchased Assets.  For the avoidance of doubt, Seller shall have the right to specific enforcement with respect to the provisions of this Section 2.10(e) following such final determination of an arbitrator and non-payment by Purchaser of amounts owing to Seller pursuant to the arbitral award.  For clarity, the existence of a Trueup Payment amount shall not be construed as a late Estimated Payment or a late Trueup Payment.

(f)                                   Certain Restrictive Covenants.  As long as (i) the then-current balance of the Escrow Account plus (ii) the aggregate amount of Estimated Payments and Trueup Payments paid to Seller (whether from the Escrow Account or directly from Purchaser) is less than $52,500,000, Purchaser shall not, without the prior written consent of Seller, (A) mortgage or pledge any of the Purchased Assets or proceeds, cash or accounts receivable owned by Purchaser that are converted therefrom, or create or suffer to exist any Liens thereupon, other than Liens that are permitted pursuant to the Credit Agreement and any Loan Documents (as such term is defined in the Credit Agreement), (B) permit Affiliates to conduct the business with respect to the Products other than on arms-length terms (or more favorable terms for the Purchaser), as reasonably determined by Purchaser and its Affiliates, provided, that under any such arrangement(s), Purchaser shall be entitled to receive cash of no less than 75% of the applicable Net Sales, (C) sell, transfer, assign or dispose of any of the Purchased Assets, other than (1) as permitted under clause (D) below, (2) the sale of Inventory in the ordinary course of business, (3) as a result of a collateral assignment of all or part of its rights under this Agreement to the Financing Sources or any agent on behalf of such Financing Sources or (4) to a purchaser, transferee, assignee or other recipient of Purchased Assets that has agreed in writing to be bound by the obligations of Purchaser pursuant to this Agreement (including Section 2.10, Section 2.13 and Section 6.22), (D) license, sublicense, covenant not to assert, abandon or allow to lapse any of the Purchased Assets (other than any license or sublicense of the Purchased Assets to its vendors, suppliers, partners, manufacturers or contractors in connection with the operation or conduct of the Business) or (E) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its equity interests.  In addition, Purchaser shall not create or suffer to exist any Liens on the Escrow Deposit.

(g)                                  In the event that Purchaser sells, assigns, transfers, or disposes of any Purchased Assets, Purchaser shall make appropriate provision to satisfy the obligations of Purchaser under this Section 2.10.  In addition, notwithstanding anything in this Agreement to the contrary, to the extent all or substantially all of the Purchased Assets are sold, assigned, transferred or disposed of (other than by Purchaser to an Affiliate), (i) the Shortfall Amount shall immediately become due and payable by Purchaser to Seller and (ii) Purchaser shall, within two Business Days, (A) deliver written instructions to the Escrow Agent to release any remaining Escrow Deposit to Seller and (B) pay to Seller, by wire transfer of immediately available funds, an amount equal to (1) the Shortfall Amount less (2) the amounts described in clause (A) above.

Section 2.11                            Allocation of Purchase Price.  Purchaser and Seller will allocate the Purchase Price (including Assumed Liabilities and any other consideration to the extent properly taken into account under Section 1060 of the Code, including any payments made under Section 2.10) for Tax purposes among the Purchased Assets pursuant to this Section 2.11 and in a manner consistent with Section 2.06 through Section 2.10.  Seller shall prepare and deliver a draft allocation of the Estimated Purchase Price (including Assumed Liabilities and any other consideration to the extent properly taken into account under Section 1060 of the Code) for Tax purposes among the Purchased Assets (the “Allocation”) to Purchaser five Business Days prior to the Closing Date.  The Allocation can specify allocation rules and principles for amounts (including, for the avoidance of doubt, amounts pursuant to Section 2.10) which are unknown at the time the Allocation is prepared.  Seller and Purchaser shall cooperate in good faith and endeavor to resolve any disputes regarding the Allocation prior to Closing; provided, however, that such resolution shall not be a condition to the Closing.  Seller shall promptly provide Purchaser with any reasonably requested information requested by Purchaser for purposes of reviewing the Allocation.  Purchaser shall submit any dispute with respect to the Allocation in writing (setting forth in reasonable detail the reason for any objections and any proposed adjustments to the

Allocation) within 30 days following the Closing Date.  If Seller and Purchaser are unable to resolve any such dispute within 30 days following Purchaser’s objection thereto, the Parties shall refer such dispute to the Independent Accountant for resolution.  In such event, the Parties shall each use their reasonable best efforts to cause the Independent Accountant to resolve such dispute within 45 days of the date such dispute is referred to the Independent Accountant.  Any amendments to the Allocation will be completed in a manner consistent with this Section 2.11.  The Parties covenant and agree (a) to report for Tax purposes the allocation of the Purchase Price (including Assumed Liabilities and/or Final Adjustment Amount) among the Purchased Assets in a manner entirely consistent with the Allocation, as it may be amended pursuant to this Section 2.11 upon any adjustment to the calculation of the Purchase Price (including any Assumed Liabilities), (b) that the Parties will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and will take no position inconsistent with such allocation in the filing of any Tax Return, except upon a final determination by an applicable Taxing Authority and (c) that the Parties will use commercially reasonable efforts to advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.  The payment of any amounts under Section 2.09 and Section 2.10 under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.

Section 2.12                            Transfer Taxes; Proration of Prepaid Expenses.

(a)                                 All Transfer Taxes payable in connection with the transfer of the Purchased Assets to Purchaser under this Agreement and the Transactions shall be borne and paid solely by Purchaser when due in compliance with applicable Transfer Tax laws; provided, however, that, if Seller determines that it is required by applicable Law to pay any Transfer Taxes, then, following Purchaser’s approval, which shall not be unreasonably withheld, conditioned or delayed, Seller shall pay such Transfer Taxes, and Purchaser shall, subject to receipt of satisfactory evidence of payment thereof, promptly reimburse Seller in U.S. Dollars.

(b)                                 Purchaser and Seller shall cooperate in making and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax laws.

(c)                                  Except as set forth in Article II or in the Collaboration Agreement, all credits, accrued rebates, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, shall, to the extent allocable on a pre-Closing and post-Closing basis, be apportioned to Seller based upon the number of days occurring prior to (and including) the Closing Date and be apportioned to Purchaser following the Closing Date during the billing period for each such charge; provided that the foregoing shall not apply with respect to any Taxes (and corresponding items of taxable income, gain, loss, deduction and credit) allocable to the Purchased Assets, which shall be apportioned to Seller for any such Tax items occurring prior to (and including) the Closing Date, determined using the “interim closing method” under Code Section 706 and the Treasury Regulations thereunder.

Section 2.13                            Escrow Account.

(a)                                 The Escrow Deposit shall be held and distributed by the Escrow Agent in accordance with the terms of this Section 2.13 and the Escrow Agreement as security for all Estimated Payments and Trueup Payments payable by Purchaser pursuant to Section 2.10.

(b)                                 At any time when (i) $52,500,000 less the aggregate amount of Estimated Payments and Trueup Payments paid to Seller is less than or equal to (ii) the aggregate amount held in the Escrow Account, Purchaser shall instruct the Escrow Agent in writing to distribute amounts held in the Escrow Account to Seller to pay Estimated Payments and Trueup Payments as they become due.  For the avoidance of doubt, at or following the Closing, Purchaser may, from time to time and in its sole discretion, deposit amounts other than the Escrow Deposit in the Escrow Account.

Section 2.14                            Risk of Loss.  Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller.  Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

Section 2.15                            Certain Costs.

(a)                                 All costs and fees associated with transferring to Purchaser or one of its Affiliates the Transferred IP Rights and the Transferred Governmental Authorizations for the Products conveyed to Purchaser hereunder shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for its out-of-pocket costs.

(b)                                 All costs and expenses associated with removing and moving any Purchased Asset to a location designated by Purchaser shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller at the request of Purchaser or with Purchaser’s prior written consent, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for its out-of-pocket costs.

(c)                                  All Inventories that are held by Seller after the Closing, whether they have been returned, have expired or have been deemed unusable or not fit for sale, will be destroyed in accordance with the policies of Seller and applicable Law, at Seller’s expense.

ARTICLE III.

CLOSING

Section 3.01                            Closing.

(a)                                 The Closing shall take place no later than two Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article VII (other than those conditions that, by their nature, cannot be satisfied until the Closing Date) by way of remote exchange of signatures and documents or at such time and place as the

Parties may mutually agree in writing ; provided, however, that the Closing shall not occur prior to January 2, 2020.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to occur and be effective as of 12:01 a.m., Chicago time, on the Closing Date.

(b)                                 At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)                                     an executed long-term collaboration agreement, in the form attached as Exhibit D hereto (the “Collaboration Agreement”), dated as of the Closing Date;

(ii)                                  executed Seller FDA Transfer Letters, dated as of the Closing Date;

(iii)                               an executed bill of sale, in the form attached as Exhibit E hereto (the “Bill of Sale”), dated as of the Closing Date;

(iv)                              an executed instrument of assignment and assumption, in the form attached as Exhibit F hereto (the “Assignment and Assumption”), dated as of the Closing Date;

(v)                                 an executed patent assignment agreement, in the form attached as Exhibit G hereto (the “Patent Assignment Agreement”), dated as of the Closing Date;

(vi)                              an executed trademark assignment agreement and domain name assignment agreement, in the form attached as Exhibit H-1 and Exhibit H-2 hereto, respectively (collectively, the “Transferred IP Assignment Agreements”), dated as of the Closing Date;

(vii)                           an executed license agreement, in the form attached as Exhibit I hereto (the “License Agreement”), dated as of the Closing Date;

(viii)                        an executed Escrow Agreement;

(ix)                              an executed Seller Officer’s Certificate;

(x)                                 an executed Seller Secretary’s Certificate;

(xi)                              an executed receipt for payment of the Purchase Price, dated as of the Closing Date;

(xii)                           a good standing certificate for Seller, dated as of a date no more than five days prior to the Closing Date;

(xiii)                        all consents to the assignment of the Transferred Contracts identified on Schedule 3.01(b)(xii);

(xiv)                       evidence reasonably satisfactory to Purchaser that all Liens  under the Deerfield Indebtedness have been released;

(xv)                          subject to Section 6.06, the Books and Records; and

(xvi)                       Transferred Contracts.

(c)                                  At the Closing, Purchaser shall deliver to Seller the following:

(i)                                     the Purchase Price, by wire transfer in accordance with Section 2.06;

(ii)                                  the Escrow Deposit, free and clear of all Liens, by wire transfer of immediately available funds to the accounts designated by the Escrow Agent not less than two Business Days prior to the Closing Date;

(iii)                               an executed Collaboration Agreement, dated as of the Closing Date;

(iv)                              executed Purchaser FDA Transfer Letters, dated as of the Closing Date;

(v)                                 an executed Bill of Sale, dated as of the Closing Date;

(vi)                              an executed Assignment and Assumption, dated as of the Closing Date;

(vii)                           an executed Patent Assignment Agreement, dated as of the Closing Date;

(viii)                        executed Transferred IP Assignment Agreements, dated as of the Closing Date;

(ix)                              an executed License Agreement, dated as of the Closing Date;

(x)                                 an executed Escrow Agreement;

(xi)                              an executed Purchaser Officer’s Certificate;

(xii)                           an executed Purchaser Secretary’s Certificate;

(xiii)                        a good standing certificate for Purchaser, dated as of a date no more than five days prior to the Closing Date; and

(xiv)                       executed exemption certificates identified by Seller prior to the Closing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules attached hereto (but subject to Section 10.09), Seller hereby represents and warrants to Purchaser as follows:

Section 4.01                            Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02                            Authority; Binding Effect.

(a)                                 Seller has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as it is related to the Purchased Assets.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, and to carry out, or to cause to be carried out, the Transactions.  The execution and delivery by Seller of this Agreement and the Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Seller.

(b)                                 This Agreement has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)                                  Each of the Transaction Documents has been duly authorized by all necessary action on the part of Seller and has been, or will be at the Closing, duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.03                            Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation or bylaws, each as amended to date, of Seller; (b) subject to obtaining the consents referred to in Schedule 4.03, conflict with, or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under any Transferred Contract; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, violate or result in a breach of, or constitute a default under any applicable Law or other restriction of any Governmental Authority to which Seller is subject, except, with respect to clauses (b) and (c) above, for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.04                            Governmental Authorization.  Except as set forth on Schedule 4.04 or in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.05                            No Litigation.  No Legal Proceeding by or before any Governmental Authority, in each case relating to the Purchased Assets or Products or Assumed Liabilities, is pending against or, to the Knowledge of Seller, threatened in writing against Seller.  This Section 4.05 does not relate to the Transferred IP Rights, which is the subject of Section 4.09.  Except as set forth in the Purdue Agreement and Section 6.20(b), from and after the Closing, Purchaser will not have any obligations to Purdue Pharma L.P. and the other Purdue Entities (as defined in the Purdue Agreement) relating to the Purchased Assets or Products as a result of this Transaction.

Section 4.06                            Compliance with Laws.

(a)                                 Seller is in material compliance with all Laws applicable to the ownership of the Purchased Assets or the manufacture, marketing and sale of the Products in the United States. Seller has not received any written notice from a Governmental Authority alleging that Seller has materially violated, or inquiring into allegations related to the material violation of, any Laws applicable to the Purchased Assets.

(b)                                 Seller possesses, and is in material compliance with, all material Governmental Authorizations necessary for the development, testing, maintenance, manufacture, storage, marketing, distribution, import, export and sale of the Products in the United States as such activities are currently conducted as of the Effective Date.

Section 4.07                            Regulatory Matters.

(a)                                 Schedule 4.07(a) sets forth, as of the Effective Date, a list of the marketing approvals, clearances or other authorizations necessary to market or sell the Products in the United States and granted to Seller by, or pending with, any Governmental Authority (the “Product Registrations”).

(b)                                 Since January 1, 2017, all Products sold under the Product Registrations have been manufactured in accordance with current Good Manufacturing Practice (cGMP), as required by applicable Health Care Laws, and the specifications and standards contained in such Product Registrations, and the Products have not been adulterated or misbranded within the meaning of applicable Health Care Laws.

(c)                                  Since January 1, 2017, there has not been, nor, to the Knowledge of Seller, is there currently under consideration by Seller or any Governmental Authority, any replacement, field fix or recall campaign in respect of any of the Products.  To the Knowledge of Seller, as of the Effective Date, no facts or conditions related to the Product exist which could reasonably be expected to result in such a campaign.

(d)                                 The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Seller relating to the Products, or in which Seller or the Products have participated were and are being conducted in all material respects in accordance with all applicable Laws.

(e)                                  No Products have been seized, detained, or subject to any suspension of manufacturing, distribution, or marketing by the FDA or any other Governmental Authority which administers applicable Health Care Laws.

(f)                                   Except for ordinary course inquiries, since January 1, 2017, Seller has not received, with respect to the Products marketed and sold in the United States, any written notice or communications from the FDA or any other Governmental Authority which administers applicable Health Care Laws alleging noncompliance with any applicable Laws, and Seller is not subject to any enforcement proceedings or, to the Knowledge of Seller, any investigations by the FDA or any other Governmental Authority which administers applicable Health Care Laws, and, to the Knowledge of Seller, no such investigations or enforcement proceedings have been threatened.

(g)                                  All reports, documents, notices that are required to be maintained or filed with the FDA or any other Governmental Authority under applicable Laws with respect to the Products, including those relating to complaints, adverse events, product pricing, and rebates, have been maintained or filed and are accurate in all material respects.

(h)                                 Neither Seller nor any agent of Seller is subject to an individual or corporate integrity agreement, or similar agreement with a Governmental Authority regarding compliance with applicable Health Care Laws, or has been debarred or excluded, or has made any untrue or fraudulent statements, or failed to disclose a fact required to be disclosed, to the FDA or any Governmental Authority, that would provide a basis for invocation of the FDA’s policy, “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” (56 Fed. Reg. 46191, Sept. 10, 1991) or any similar policy.

(i)                                     There is no pending or, to the Knowledge of Seller, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) which alleges any violation of any applicable Health Care Laws by Seller in relation to the Products, and which, either individually or in the aggregate, would have a Material Adverse Effect.  To the Knowledge of Seller, there are no facts that would be reasonably likely to result in such an action of the type described in the preceding sentence by a Governmental Authority under applicable Health Care Laws which would have a Material Adverse Effect.

Section 4.08                            Contracts.

(a)                                 Seller has made available to Purchaser true and complete copies of  all Transferred Contracts.  The Transferred Contracts constitute all Contracts necessary to manufacture and package the Products as such activities are conducted by the Seller as of the Effective Date.  Each Transferred Contract is valid and binding on Seller and, to the Knowledge of Seller, the other party thereto, and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). Neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of, or material default under, any Transferred Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder.  As of the date of this Agreement, Seller has received no notice of termination, nor intent not to renew, any Transferred Contract.

(b)                                 As of the Effective Date, Seller has received no written notice of or, to the Knowledge of Seller, Seller has no reason to believe that there has been, any material adverse change in the price or availability of any supplies or services provided under the Transferred Contracts that are used in the manufacture, distribution, or sale of the Products as such activities are conducted by Seller as of the date of this Agreement.

Section 4.09                            Intellectual Property.

(a)                                 Except as set forth on Schedule 4.09(a):

(i)                                     to the Knowledge of Seller, the Transferred IP Rights are enforceable, valid and subsisting;

(ii)                                  to the Knowledge of Seller, there is no objection or claim (including any Paragraph IV Certifications or related claims) being asserted by any Person with respect to the ownership, validity or enforceability of any Transferred IP Rights;

(iii)                               on the Effective Date, Seller is and, at the Closing, Seller will be, the sole and exclusive owner of the Transferred IP Rights and the Licensed IP Rights;

(iv)                              the Transferred IP Rights are free and clear of any Liens, other than Permitted Liens;

(v)                                 to the Knowledge of Seller, the manufacture of the Products does not infringe or misappropriate the IP Rights of any Person; and

(vi)                              there are no claims or proceedings (including cancelation, revocation or rectification) pending or threatened in writing by Seller or any of its Affiliates against any Person with respect to the ownership, validity, enforceability, scope, infringement, registration or use of the Transferred IP Rights  included in the Purchased Assets, nor has Seller or any of its Affiliates sent any written notice to any Person, regarding actual or potential infringement, dilution, misappropriation or other unauthorized use of any Transferred IP Rights.

(b)                                 To the Knowledge of Seller, there are no adverse third party Legal Proceedings pending against Seller or any of its Affiliates by any Person in any court, arbitration or by or before any Governmental Authority or any written adverse third party allegations, in any such case to the effect that the manufacturing, marketing and sale of the Products in the United States constitutes an infringement or misappropriation of the intellectual property rights of such Person.

(c)                                  Schedule 4.09(c) lists, as of the Effective Date, all of the agreements by which Seller or any of its Affiliates has licensed, sublicensed or otherwise authorized a third party to use any Transferred  IP Rights, including license agreements, settlement agreements and covenants not to sue.

(d)                                 To the Knowledge of Seller, the development, sale, distribution or other commercial exploitation of Products do not infringe upon or misappropriate, and have not infringed upon or misappropriated, any IP Rights of any Person.

(e)                                  Seller has taken commercially reasonable and customary measures to protect the secrecy, confidentiality and value of all trade secrets relating to the Products, including entering into appropriate confidentiality agreements with all officers, directors, employees and other persons or entities with access to such trade secrets. To the Knowledge of Seller, no unauthorized disclosure of any such trade secrets has occurred.

(f)                                   No Transferred IP Right currently owned by Seller is subject to a claim of ownership or may be subject to a valid claim of ownership by any Person.

Section 4.10                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.11                            Purchased Assets.  (a) Seller owns, leases or has the legal and beneficial right to use all of the Purchased Assets, (b) Seller has good title to all the Purchased Assets free and clear of all Liens, except for Permitted Liens and (c) Seller has all requisite corporate power and authority to sell, assign and transfer the Purchased Assets to Buyer. This Section 4.11 does not relate to the Transferred IP Rights, which is the subject of Section 4.09.

Section 4.12                            Inventories.  The Inventories are usable and of saleable quality in the ordinary course of business.  To the Knowledge of Seller, all of the Inventories are free of material defects (including defects in packaging, labelling and storage) and systematic or chronic problems and comply in all material respects with all applicable specifications and Laws.  All Inventories that have been returned, have expired or have been deemed unusable or not fit for sale, or which are owned by Seller of its Affiliates after the Closing, have been or will be destroyed in accordance with the policies of Seller and applicable Law.

Section 4.13                            Sales Practices.  Since January 1, 2019, Seller (a) has sold the Inventories to wholesalers or distributors only in the ordinary course of business and in amounts that are generally consistent with past sales by Seller to its wholesale and distributor customers during comparable periods and (b) has not engaged in any practice (including soliciting additional orders) with the intent of increasing the levels of Inventories in the distributor or wholesaler channels outside of the ordinary course of business. Since January 1, 2019, Seller has engaged in processing all customer returns or chargebacks of Products in a normal, consistent manner and under normal, customary trade terms with such customers.  Schedule 4.13 contains a report showing the levels of Inventories held by Seller and by wholesalers and distributors as of the end of each month since January 1, 2019.

Section 4.14                            Compliance with Certain Laws.

(a)                                 Seller and its Affiliates are in compliance with all applicable Anti-Bribery Laws. Without limiting the foregoing, none of Seller, its Affiliates or their respective officers, directors or associated persons and, to the Knowledge of Seller, none of their respective agents or employees has, with respect to the Product, the Purchased Assets or the transactions contemplated by this Agreement, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (ii) violated any applicable money laundering or anti-terrorism law or regulation.

(b)                                 Seller and its Affiliates are in compliance with all applicable Export Control and Sanctions Laws.  To the Knowledge of Seller, no Legal Proceeding (including a whistleblower complaint) relating to potential violations of Export Control and Sanctions Laws is pending, has been made, or threatened in writing against Seller or any of its Affiliates.

(c)                                  None of Seller, its Affiliates or their respective directors, officers, employees or associated persons is a Person who is the target of any U.S. economic sanctions or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the U.S. Government.

(d)                                 None of Seller its Affiliates or their respective directors, officers, employees or associated persons is directly or indirectly owned or controlled by any Person currently included on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or any other list-based sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or sanctioned or denied persons list maintained by other Governmental Authorities, or is directly or indirectly owned or controlled by any Person who is located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the U.S. Government.

Section 4.15                            Taxes. All material Tax Returns required to be filed with respect to the Purchased Assets have been timely filed, and all such Tax Returns are complete and correct in all material respects.  No examination or audit of any Tax Return relating to any Taxes with respect to the Purchased Assets is currently in progress or, to the knowledge of Seller, threatened or contemplated.  Seller has no written notice of any Taxing Authority claiming jurisdiction over Taxes with respect to the Purchased Assets to which Seller does not already file a Tax Return.  Seller or its Affiliates have collected all material sales and use Taxes required to be collected, and has remitted, or will remit, in each case, on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

Section 4.16                            Product Liability.  Except as set forth on Schedule 4.16, since January 1, 2017, no Legal Proceeding for product liability claims has been completed or  pending and, to the Knowledge of Seller, no such Legal Proceedings have been threatened or otherwise asserted against Seller, in each case, relating to the Products.

Section 4.17                            Product Financials.  Schedule 4.17 contains unaudited financial information relating to the Products for the first, second and third calendar quarters of 2019 and calendar years 2018 and 2017 (collectively, the “Financial Information”).  The Financial Information has been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly presents, in all material respects, the revenues, rebates, chargebacks, and returns for the Product as of the times and for the periods referred to therein.

Section 4.18                            Customers and Suppliers.

(a)                                 Schedule 4.18(a) sets forth a list of each customer that has purchased a material amount of Product from Seller or its Affiliates during the period from January 1, 2019 to the Effective Date (the “Key Customers”).  No Key Customer has canceled or terminated its relationship or requested a material reduction or change in the pricing or other terms of its relationship with Seller.

(b)                                 Schedule 4.18(b) sets forth a list of each supplier or vendor relating to the Products or the Purchased Assets that is used by Seller for the manufacture and packaging of the Products after the Closing Date in a manner consistent with Seller’s manufacture and packaging of the Products during the period from January 1, 2019 to the Effective Date (the “Key Suppliers”).  No Key Supplier has canceled or terminated its relationship or requested a material reduction or change in the pricing or other terms of its relationship with Seller.

Section 4.19                            Post Marketing Commitments.  Schedule 4.19 describes all of the post-marketing commitments related to the Products or the Purchased Assets that have been imposed by a Governmental Authority as of the Effective Date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.01                            Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.02                            Authority; Binding Effect.

(a)                                 Purchaser has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Transaction Documents, and to carry out or cause to be carried out, the Transactions.  The execution and delivery by Purchaser of this Agreement and the Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Purchaser.  No approval of Purchaser’s equity interest holders is necessary for Purchaser to execute and deliver this Agreement or any related agreements or perform the Transactions.

(b)                                 This Agreement has been duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)                                  Each of the Transaction Documents has been duly authorized by all necessary action on the part of Purchaser and has been, or will be at the Closing, duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.03                            Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.04                            Governmental Authorization.  Except as set forth on Schedule 5.04 and in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.05                            Compliance with Certain Laws.

(a)                                 Purchaser and its Affiliates are in compliance with all applicable Anti-Bribery Laws. Without limiting the foregoing, none of Purchaser, its Affiliates or their respective officers, directors or associated persons and, to the Knowledge of Purchaser, none of their respective agents or employees has, with respect to the transactions contemplated by this Agreement, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any applicable money laundering or anti-terrorism law or regulation.

(b)                                 Purchaser and its Affiliates are in compliance with all applicable Export Control and Sanctions Laws.  To the Knowledge of Purchaser, no Legal Proceeding (including a whistleblower complaint) relating to potential violations of Export Control and Sanctions Laws is pending, has been made, or threatened in writing against Purchaser or any of its Affiliates.

(c)                                  None of Purchaser, its Affiliates or their respective directors, officers, employees or associated persons is a Person who is the target of any U.S. economic sanctions or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the U.S. Government.

(d)                                 None of Purchaser, its Affiliates or their respective directors, officers, employees or associated persons  is directly or indirectly owned or controlled by any Person currently included on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or any other list-based sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or sanctioned or denied persons list maintained by other Governmental Authorities, or is directly or indirectly owned or controlled by any Person who is located, organized, or resident in a country or territory that is, or whose government currently is, the target of comprehensive sanctions imposed by the U.S. Government.

(e)                                  No funds to be provided by Purchaser under this Agreement have been derived from illegal activities, including, violations of applicable (i) money laundering or anti-terrorism laws or regulations or (ii) Export Control and Sanctions Laws.

Section 5.06                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.07                            Financing.  Purchaser has provided Seller with a true and complete copy of the fully executed and effective Credit Agreement pursuant to which, and subject to the terms and conditions of which, the lenders party to the Credit Agreement have agreed to provide Guarantor with financing in the amounts described therein (the “Financing”). From the Financing proceeds, the Closing Amount Needed will be immediately contributed by the Guarantor indirectly to Purchaser to fulfill Purchaser’s obligations under this Agreement on the Closing Date.  Assuming (a) the Financing is funded in accordance with the terms and conditions described in the Credit Agreement and (b) the satisfaction of the conditions  contained in Section 7.01, the net cash proceeds contemplated by the Financing, together with other cash and cash equivalent funds reasonably expected to be available to Purchaser, will provide Purchaser with sufficient cash to consummate the Transaction and satisfy its obligations under the Credit Agreement on the Closing Date, including payment of the Purchase Price and the Escrow Deposit on the terms and conditions contemplated by this Agreement and the fees and expenses related thereto and, following the Closing, payment of Purchaser’s obligations under this Agreement (whether pursuant to Section 2.10 or otherwise).  As of the date hereof, the Credit Agreement is a legal, valid and binding obligation of Guarantor and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and general principles of equity. As of the date hereof, the Credit Agreement is in full force and effect, and the Credit Agreement has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated by Guarantor, and no withdrawal or rescission thereof is contemplated. As of the date hereof, Guarantor is not in breach of any of the material terms or conditions set forth in the Credit Agreement. As of the date hereof, subject to the satisfaction of the conditions set forth in Section 7.01 thereof, there is no fact or occurrence that, with or without notice, lapse of time or both, would (i) result in any of the conditions in the Credit Agreement not being satisfied on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement, (ii) constitute a breach by Guarantor under the terms and conditions of the Credit Agreement, (iii) cause the Credit Agreement to be terminated or (iv) otherwise result in the Financing not being available on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement in order to consummate the transactions contemplated by this Agreement.  As of the date hereof, no lender under the Credit Agreement has notified Guarantor of its intention to terminate the Credit Agreement or not to provide the Financing.  Guarantor has paid in full any and all fees required by the Credit Agreement that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no side letters, fee letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that could affect the availability, conditionality, enforceability or aggregate principal amount of the Financing contemplated by the Credit Agreement.  There are no conditions precedent related to the funding of the full amount of the Financing under the Credit Agreement or any contingencies that would permit the lenders under the Credit Agreement to reduce the total amount of the Financing, other than as explicitly set forth in the Credit Agreement.  Assuming the satisfaction of the conditions contained in Section 7.01, Purchaser has no reason to believe (A) that Guarantor will be unable to satisfy on a timely basis any conditions to the funding of the Closing Amount Needed of the Financing at or prior to the date that the Closing is required to occur pursuant to the terms of this Agreement, (B) Guarantor will not immediately indirectly contribute proceeds from the Financing in an aggregate amount equal to the Closing Amount Needed to Purchaser to satisfy Purchaser’s obligations under this Agreement on the Closing Date or (C) the lenders under the Credit Agreement will not perform their obligations thereunder.  In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any of their respective Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 5.08                            No Competing Products.  Except as disclosed in Schedule 5.08, Purchaser is not developing, manufacturing, selling, distributing or otherwise commercially exploiting, either directly or indirectly, any products containing gabapentin or any products indicated for the management of Postherpetic Neuralgia in the United States.

Section 5.09                            Solvency.  As of the Effective Date, after giving effect to all of the Transactions, including the payment of the Purchase Price, and assuming for these purposes the satisfaction of the conditions set forth in Section 7.01, as of the Effective Date, Purchaser shall be Solvent.  For the purposes of this Section 5.09, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE VI.

COVENANTS

Section 6.01                            Conduct of Business.

(a)                                 From the Effective Date to the Closing Date (the “Pre-Closing Period”), except as otherwise permitted by this Agreement or consented to by Purchaser in writing (which consent may not be unreasonably withheld, conditioned or delayed), Seller agrees to  use commercially reasonable efforts to:

(i)                                     maintain in effect all Transferred IP Rights and Licensed IP Rights and applications and registrations included in the Transferred IP Rights and the Licensed IP Rights, to the extent owned or controlled by Seller;

(ii)                                  maintain in effect and perform its obligations in all material respects under the Transferred Contracts;

(iii)                               pay or otherwise satisfy any Taxes and Liabilities and obligations relating to the Products or the Purchased Assets when due;

(iv)                              comply in all material respects with all Laws applicable to the ownership or use of the Purchased Assets;

(v)                                 maintain business relations with Key Suppliers and Key Customers;

(vi)                              fill all customer orders for the Products in a normal, consistent manner and under normal, customary trade terms with customers consistent with the ordinary course of business during the 12 months prior to the Effective Date; and

(vii)                           process all customer returns or chargebacks of Products in a normal, consistent manner and under normal, customary trade terms consistent with the 12 months prior to the Effective Date.

(b)                                 During the Pre-Closing Period, except (i) as set forth on Schedule 6.01(b) and (ii) as otherwise contemplated by the Transaction Documents, Seller will (to the extent primarily related to the Products, Purchased Assets or Assumed Liabilities) seek the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) to:

(i)                                     pledge, sell, lease, transfer, license, assign or otherwise make subject to a Lien (other than Permitted Liens) any Purchased Asset;

(ii)                                  except in the ordinary course of business, make any purchase of any Purchased Asset;

(iii)                               waive, release or assign any right, benefit or claim, or settle any Legal Proceeding, that (A) relates exclusively to the Purchased Assets or (B) does not relate exclusively to the Purchased Assets but would reasonably be expected to have a Material Adverse Effect;

(iv)                              terminate, cancel, permit to lapse, amend, waive or modify any Governmental Authorizations, except as required by any Governmental Authority;

(v)                                 amend, terminate, renew, extend or increase the rate of payment under or otherwise modify, any Transferred Contract;

(vi)                              transfer, assign or grant any license or sublicense of any rights under or with respect to any Transferred IP Rights;

(vii)                           (A) change any activities and practices with respect to Inventory levels, (B) enter into any business practices, programs or long-term allowances not previously used in the ordinary course of business, (C) engage in the practice of “channel stuffing” or any similar practice, activity or action (including with respect to any sample, rebate, discount, chargeback or refund policy or practice, or soliciting additional orders), (D) take any action that would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with the ordinary course of business during the 12 months prior to the Effective Date or (E) take any action that would be a breach of Section 4.13 if such action were taken between January 1, 2019 and the Effective Date; or

(viii)                        agree, commit to or authorize any of the foregoing actions.

(c)                                  Notwithstanding the foregoing, nothing herein will prevent Seller or any of its Affiliates from taking actions, including (i) contributions, transfers, assignments and acceptances of assets and liabilities; (ii) the repayment of indebtedness and the extinguishment of Liens; and (iii) subject to the Collaboration Agreement and Section 6.09(b) and Section 6.09(c), the cancellation of any Contracts  that will not constitute Transferred Contracts, in each case in order to facilitate the consummation of the Transactions.

(d)                                 During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing of any of the following:

(i)                                     any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii)                                  any material written notice communication from any Governmental Authority in connection with the Transactions;

(iii)                               any Legal Proceeding commenced or, to the Knowledge of Seller, threatened in writing against, relating to or involving or otherwise affecting the Products or the Purchased Assets that (A) if pending as of the Effective Date, would have been required to have been disclosed pursuant to Section 4.05 or (B) relate to the consummation of the Transactions; or

(iv)                              any damage or destruction by fire or other casualty of any material Purchased Asset or part thereof.

Section 6.02                            Condition of the Purchased Assets.

(a)                                 Purchaser and its Representatives have made all inspections and investigations relating to the Products and the Purchased Assets deemed necessary or desirable by Purchaser.  Purchaser acknowledges and agrees that (i) it is purchasing the Purchased Assets based on the results of such inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement and (ii) except as otherwise expressly set forth in this Agreement, the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing Date.  In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Seller in this Agreement, PURCHASER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)                                 Any claims Purchaser may have for breach of representation and warranty shall be based solely on representations and warranties of Seller expressly set forth in this Agreement.

(c)                                  Purchaser further acknowledges and agrees that neither Seller, its Affiliates nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the manufacture, marketing and sale of the Products, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto or thereto, and neither Seller nor any of its Affiliates or any other Person will have, or be subject to, any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s use of, any such information, including any information provided to Purchaser prior to the Effective Date.

(d)                                 Without limiting the foregoing, Purchaser acknowledges and agrees that (i) it may have received from Seller various forward looking statements (including estimates, assumptions, projections, forecasts and plans) regarding the Products (collectively, the “Forward-Looking Statements”) in connection with Purchaser’s investigation of the Purchased Assets; (ii) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (iii) Purchaser is familiar with such uncertainties; (iv) Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Purchased Assets, and has employed outside professionals to assist with such investigation, examination and valuation; (v) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (vi) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever; and (vii) Purchaser shall have no claim against Seller or any of its Affiliates with respect to the foregoing.  Purchaser further acknowledges and agrees that Seller makes no representation or warranty hereunder with respect to (A) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (B) any Forward-Looking Statement made in any materials in any due diligence information provided or made available to Purchaser, any of Purchaser’s discussions with management regarding the Products, any negotiations leading to this Agreement and the other Transaction Documents, or any other circumstance.

Section 6.03                            No Undue Interference.  During the Pre-Closing Period, except as otherwise permitted by this Agreement or consented to by Seller in writing, Purchaser shall not interfere with the Purchased Assets or the manufacture, marketing or sale of the Products in any inappropriate or undue manner.

Section 6.04                            Publicity.  No Party shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not); provided, however, that the foregoing shall not prohibit any Party from making any public disclosure required by applicable Law or any listing or trading agreement concerning its publicly traded securities.

Section 6.05                            Commercially Reasonable Efforts; Regulatory Approvals.  Subject to any obligation imposed by applicable Law, including all applicable Competition Laws:

(a)                                 Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall cooperate, and shall use its commercially reasonable efforts, to (i) take, or cause to be taken, all actions and (ii) do, or cause to be done, all things necessary for it to do, under applicable Laws to consummate and make effective the Transactions, including all actions and all things necessary for it to (A) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (B) satisfy the conditions precedent to the obligations of such Party hereto and (C) obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Seller or Purchaser in connection with the Transactions, in each case, as soon as reasonably practicable following the Effective Date; provided, however, that Seller shall have no obligation to pay money or make any concessions to obtain such consents and Purchaser shall pay in full all filing fees associated therewith.  Subject to appropriate confidentiality protections, each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.  In addition, Purchaser agrees, subject to any overriding obligations of confidentiality, to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

(b)                                 Subject to applicable Law relating to the exchange of information, Purchaser and Seller and their respective counsel shall: (i) have the right to review in advance and, to the extent practicable, consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions; (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Authority in connection with the Transactions; (iii) consult with the other Party, and consider in good faith the views of the other Party, prior to entering into any agreement with any Governmental Authority with respect to the Transactions; and (iv) furnish each other, on an outside-

counsel-only basis if deemed appropriate by the Party furnishing the materials, with copies of all correspondence, filings and written communications between them, or their respective counsel or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions.  Purchaser and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion, telephone call or meeting.

(c)                                  Purchaser and Seller shall file any notification and report form and related material required under the HSR Act, and any additional filings required under any other Competition Laws, as soon as practicable after the Effective Date (and in any event within ten (10) Business Days following the Effective Date).  Purchaser and Seller shall promptly file any additional information properly requested by any competent Governmental Authority whose consent has been requested to the Transactions as soon as practical after receipt of any proper request for additional information.  The Parties shall use their reasonable best efforts to obtain early termination of the applicable waiting period, to the extent required, from the applicable Governmental Authority.

(d)                                 Under no circumstances shall “commercially reasonable efforts” under this Section 6.05 require Purchaser to, and Seller shall not, without prior written approval by Purchaser, take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the Transactions, the sale, divestiture or disposition (including by licensing any intellectual property rights) of any Purchased Assets or any other assets or businesses of Purchaser or any of its Affiliates (or equity interests held by Purchaser or any of its Affiliates in Persons with assets or businesses); (ii) terminate any existing relationships and contractual rights and obligations; (iii) offer to take or offer to commit to take any action which it is capable of taking, or take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the Purchased Assets or any other assets or businesses of Purchaser or any of its Affiliates (or equity interests held by Purchaser or any of its Affiliates in entities with assets or businesses); and (iv) take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions unlawful or that would prevent or delay consummation of the Transactions, any steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i) and (ii) above) to vacate, modify or suspend such injunction or order.

Section 6.06                            Books and Records; Regulatory Information.  Seller shall use commercially reasonable efforts to transfer to Purchaser on the Closing Date (or as soon as reasonably practicable after the Closing Date) the Books and Records and Regulatory Information that are (a) located at Seller’s or an Affiliate’s facilities, (b) reasonably identifiable, reasonably accessible and reasonably separable from other books and records of Seller, (c) in a format that is compatible with Purchaser’s systems and (d) reasonably relevant to the Purchased Assets or the Assumed Liabilities.  To the extent that Seller is unable to transfer any such Books and Records and Regulatory Information on the Closing Date, Seller shall use commercially reasonable efforts to deliver such Books and Records and Regulatory Information to Purchaser (i) with respect to any such Books and Records and Regulatory Information that are in hard copy format, within 60 days following the Closing Date and (ii) with respect to any such Books and Records or Regulatory Information that are in an electronic format, within 60 days following the date on which Purchaser has established systems that are compatible with the relevant electronic format to facilitate such delivery; provided, however, that Seller’s obligations under this Section 6.06 shall expire on the second anniversary of the Closing Date; provided, further, that Seller may transfer copies of the Books and Records and Regulatory Information to the extent originals are not available.  Without limiting the foregoing, Seller shall use commercially reasonable efforts under this Section 6.06 to transfer to Purchaser all material correspondence and submissions between Seller and the FDA or other Governmental Authority relating to the Products.

Section 6.07                            No Negotiation.  During the Pre-Closing Period, Seller shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquires or proposals from any Person (other than Purchaser) to enter into any Contract relating to any transaction involving, in whole or in part, the Purchased Assets (other than the sale or dispensing of Products in the ordinary course of business). Seller shall promptly advise Purchaser, orally and in writing, of any such inquiry or proposal received from a third party.  Seller agrees that the rights and remedies for noncompliance with this Section 6.07 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser. For avoidance of doubt, a change in control, merger or similar corporate transaction, and any actions or discussions taken by Seller related thereto, shall not be subject to this Section 6.07.

Section 6.08                            Regulatory Matters.

(a)                                 Transfer of Governmental Authorizations.  Seller shall use commercially reasonable efforts to assign to Purchaser all of Seller’s right, title, obligations and interest existing in and to the Transferred Governmental Authorizations on the Closing Date, and Purchaser shall assume such right, title, obligations and interest from Seller upon Seller’s assignment of the Transferred Governmental Authorizations.  The Parties shall execute and deliver to the FDA and other appropriate Governmental Authorities such documents and instruments of conveyance (including the Seller FDA Transfer Letters and the Purchaser FDA Transfer Letters) as necessary and sufficient to effectuate the transfer of each Transferred Governmental Authorization to Purchaser under applicable Law on the Closing Date or as soon as possible if the Transferred Governmental Authorizations are assigned after the Closing.  Seller hereby agrees to use commercially reasonable efforts to assist and cooperate with Purchaser in filing responses in connection with any notices or communication received from any Governmental Authority related thereto. Without limiting the foregoing, Seller shall consult with Purchaser prior to taking any material action or refraining from taking any material action, or conducting any material formal communications with any Governmental Authority, with respect to any such Transferred Governmental Authorizations, in each case, other than ordinary course or routine actions or communications, and keep Purchaser reasonably updated with respect to all such actions, including by promptly providing Purchaser with copies of any electronically available filings, correspondence and Authorizations; provided that in no event shall Seller be obligated to take any action or refrain from taking any action that Seller reasonably believes would violate applicable Law.

(b)                                 Governmental Authority Contacts.  Purchaser and Seller shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority (together with copies of correspondence related thereto), which (A) raises any material concerns regarding the safety or efficacy of the Products, (B) which indicates or suggests a reasonably likely potential material liability for either Party to third parties arising in connection with the Products, or (C) which indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action, in each case with respect to the Products sold by Seller prior to Closing or Products sold by Purchaser using any of the Seller Names.

(c)                                  Product Complaints.  From and after the Closing, Seller shall promptly notify Purchaser of any complaint or safety signal regarding the Products that is received by Seller on or after the Closing from any source.  From and after the Closing, Purchaser shall be responsible for responding to any complaint regarding the Products that is received by either Purchaser or Seller on or after the Closing from any source and for investigating and analyzing such complaint and making required reports to the applicable Governmental Authority, including the FDA, regardless of whether the Products involved were sold by Seller or Purchaser.  Seller hereby agrees to use commercially reasonable efforts to assist and cooperate with Purchaser for responding to such complaints as reasonably requested by Purchaser related thereto.

(d)                                 Pharmacovigilance Agreement.  Seller and Purchaser will cooperate in good faith to enter into a customary, mutually agreed pharmacovigilance agreement within 30 days following Closing.

(e)                                  Quality Agreement.  Seller and Purchaser will cooperate in good faith to enter into a customary, mutually agreed quality agreement promptly, but in any event no later than 30 days after the Closing.  If such a quality agreement is not entered into on or prior to the Closing, then Seller will conduct quality-related activities relating to the Products in the ordinary course of business from the Closing until the earliest of (i) such a quality agreement is entered into, (ii) Purchaser enters into quality agreements with its suppliers, and (iii) 30 days after the Closing.

Section 6.09                            NDC Numbers; Commercial Agreements; Transition Services.

(a)                                 NDC Numbers.  Following the Closing, and in any event not later than nine months after the Closing Date, Purchaser shall obtain its own NDC numbers and labeler code for the Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all authorizations from Governmental Authorities necessary for Purchaser to use such NDC numbers and labeler code for the Products.  Thereafter,

Purchaser shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities.

(b)                                 Commercial Agreements.  After the Closing, Seller shall use commercially reasonable efforts to maintain in full force and effect, and will perform its obligations pursuant to, all commercial agreements relating to the Products (each such commercial agreement, a “Commercial Agreement”) through the end of the month which is six (6) months after the date on which Purchaser first sells Product with Purchaser’s labeler code; provided, however, that if Purchaser enters into a commercial agreement relating to the Products with the counterparty or counterparties to a Commercial Agreement, Seller shall be permitted to immediately terminate any such Commercial Agreement.

(c)                                  Key Customer Contracts.  Seller shall continue to maintain the Products on Seller’s contracts with its Key Customers and shall otherwise administer all aspects of such Key Customers’ contracts for the Products until the earlier of (i) the date Purchaser enters into its own contracts with each applicable Key Customer for the Products or receives approval from such Key Customers to add the Products to Purchaser’s Key Customer contracts and (ii) December 31, 2020.  Seller and Purchaser will coordinate with the Key Customers to remove the Products from Seller’s Key Customer contracts and add them to Purchaser’s Key Customer contracts as soon as reasonably practicable.

(d)                                 Co-Pay Savings Programs.  Seller shall continue to maintain the Products on Seller’s Co-Pay Savings Programs and shall otherwise administer all aspects of the Co-Pay Savings Programs for the Products until Purchaser implements its own Co-Pay Savings Programs for the Products.  Seller and Purchaser will coordinate with all contractual counterparties relating to the Co-Pay Savings Programs to remove the Products from Seller’s Co-Pay Savings Programs and add them to Purchaser’s Customer Co-Pay Savings Programs as soon as reasonably practicable.

(e)                                  Transition Matters.

(i)                                     Historical Commercial Data, Reporting and Analyses. Until December 31, 2020, Seller shall use commercially reasonable efforts to provide (A) historical data, forecasts, reports and analyses associated with the Products, including brand strategy related supporting analyses performed internally or by vendors during 2019 and (B) provide access to all third party data associated with the Gralise brand (e.g., point of sale discount programs, PV, Med Info, Product Complaints, 867 data, etc.); provided, however, that Seller shall not be required to perform any of the foregoing services (1) to the extent the performance of such services is prohibited by any associated vendor agreement, proprietary processing methods or applicable Law or (2) unless and until Purchaser executes a confidentiality or similar agreement (if necessary) with the applicable counterparties.  In addition, subject to the foregoing caveats, Seller will provide access to all third party data associated with the Gralise brand (e.g., point of sale discount programs, PV, Med Info, Product Complaints, 867 data, etc.) during such period.

(ii)                                  Packaging. Until December 31, 2020, Seller will use commercially reasonable efforts to provide internal personnel support for the transition of Products to non-Seller packaging, including promptly responding to questions and assisting with same.

(iii)                               Expenses.  Purchaser shall promptly reimburse Seller for any documented out-of-pocket costs and expenses incurred by Seller with respect to the services described in this Section 6.09(e) (the “Services”).

(iv)                              Indemnification; Liability.  Purchaser agrees to defend, indemnify and hold harmless Seller and, if applicable, its Representatives, from and against any and all Losses to the extent arising out of or resulting from any third party claim relating to the performance of the Services (regardless of whether such Losses arise from the negligence or other fault of Seller or any of its Affiliates).  Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall have no liability to Purchaser or its Affiliates with respect to the performance of any Services (regardless of whether such liability arises from the negligence or other fault of Seller or any of its Affiliates), except to the extent such liability is determined by a final decision of an arbitrator to arise from the gross negligence of Seller or any of its Affiliates.

Section 6.10                            Purchaser Use of Seller Names.

(a)                                 During the period commencing on the Closing Date and ending nine months thereafter (the “Limited License Period”), Seller hereby grants, on behalf of itself and its Affiliates, to Purchaser and its Affiliates a limited, non-exclusive, worldwide, fully paid up royalty-free right and license to use the Seller Names, the UPCs and, subject to Section 6.09, the NDCs for the Products, in each case, solely for the purpose of utilizing the labels and packaging, and advertising, marketing, sales and promotional materials, for the Products as they exist on the Closing Date; provided, however, that to the extent Purchaser has not sold or otherwise disposed of Finished Goods, Samples or Products bearing the Seller Names and UPCs prior to nine months following the Closing Date, the Limited License Period shall be extended until the earlier of (i) the date Purchaser sells or otherwise disposes of  Finished Goods, Samples and Products and (ii) 16 months after the Closing Date.

(b)                                 Promptly upon the expiration of the Limited License Period, Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all labels and packaging, and all advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names; provided, however, that the expiration of the Limited License Period shall not restrict Purchaser and its Affiliates from selling the Inventories acquired by Purchaser on the Closing Date.

(c)                                  In no event shall Purchaser or any of its Affiliates (i) use any Seller Names in any manner or for any purpose materially different from the use of such Seller Names by Seller and its Affiliates immediately prior to the Closing Date to market, distribute and sell the Products or (ii) manufacture or produce, or cause or permit any third party to manufacture or produce, any new labels, packaging or advertising, marketing, sales and promotional materials using or otherwise incorporating any Seller Names in any manner.

(d)                                 The quality of the Products sold by Purchaser under any Seller Names must be of a sufficiently high quality to be generally comparable to the quality of the Products sold by Seller prior to the Closing Date.  At the reasonable request of Seller, Purchaser will send Seller samples of such Products.  In the event Purchaser materially breaches this Section 6.10(d) and fails to cure such breach within 60 days after Seller notifies Purchaser in writing of such breach, Seller may terminate the license to such Seller Names under Section 6.10(a) by delivery to Purchaser of a written notice of termination.

(e)                                  Purchaser hereby agrees to (i) protect the Seller Names with at least the same degree of care that Purchaser uses to protect its own corporate names and logos, but in no case less than reasonable care, (ii) use the Seller names in compliance with applicable Law and (iii) to indemnify Seller and the other Seller Indemnitees from and against any and all Losses incurred or suffered in connection with, or resulting from, use of any Seller Names by Purchaser or any of its Affiliates (or any third party acting on behalf of Purchaser or any of its Affiliates) permitted under this Section 6.10; provided, however, that Purchaser shall not be required to indemnify Seller against any Losses arising from the infringement or misappropriation by the Seller Names of the IP rights of another Person (so long as Purchaser does not use the Seller Names in a manner which differs from Seller’s use prior to Closing).

(f)                                   Notwithstanding the transfer of any labels or packaging, or any advertising, marketing, sales and promotional materials, Purchaser acknowledges that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of Seller or any of its Affiliates other than the Transferred Trademark Rights.

(g)                                  Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademark of any third party.

Section 6.11                            Seller Use of Transferred IP Rights.   Effective as of the Closing Date, Purchaser shall and hereby does grant to Seller and its Affiliates a non-exclusive, transferable (to the extent Seller’s obligations under this Agreement or the Ancillary Agreements are assignable), paid-up, royalty-free right and license, with the right to grant sublicenses through multiple tiers, to practice, until the expiration or termination of all Ancillary Agreements pursuant to which Seller is obligated to provides services, the Purchaser IP Rights, including the Transferred IP Rights, solely for the purpose of enabling Seller and its Affiliates to provide the services described in the Ancillary Agreements, and to perform their obligations thereunder.

Section 6.12                            Further Assurances.  From time to time after the Closing, and for no further consideration (other than reimbursement for expenses incurred in packing or shipping any Purchased Asset), each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in: (a) Purchaser and its designated Affiliates, all rights, title and interests in, to and under the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including, to the extent outstanding, with respect to the removal of Liens relating to the Deerfield Indebtedness) and (b) Seller, any rights, title or interests in, to or under any Excluded Asset that may have been transferred to Purchaser at the Closing; provided, however, that the foregoing obligations with respect to the transfer to Purchaser of the Transferred IP Rights shall terminate upon the termination of the License Agreement.  Purchaser agrees that, following the Closing, it shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred IP Rights at its own expense.  Without limiting the generality of clause (b) above, each of the Parties agrees (i) to take all steps necessary to ensure that any Privileged Communications that are inadvertently transferred to Purchaser in connection with this Agreement are promptly returned to Seller upon discovery and (ii) that Purchaser and its Affiliates shall not be entitled to use or rely on Privileged Communications in any action or claim involving the Parties following the Closing.

Section 6.13                            Bulk Transfer Laws.  Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

Section 6.14                            Competition.

(a)                                 Except in accordance with the terms and conditions of the Ancillary Agreements and subject to applicable Law, for a period commencing on the Closing Date and ending on February 26, 2024 (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, manufacture, market, exploit, promote, sell or distribute any pharmaceutical product for which gabapentin is the primary ingredient (such activities, “Competitive Activity”); provided, however, that notwithstanding the foregoing, this Section 6.14 shall not restrict Seller or its Affiliates from (i) acquiring (including by merger or consolidation) a Person or substantially all of the assets of a Person engaged in Competitive Activity, provided that such Person’s Competitive Activity represents less than 35% of such Person’s total assets or gross sales, (ii) continuing the operation of a Person or assets acquired pursuant to clause (i) above and (iii) beneficially owning up to five percent, on a fully-diluted basis, of the total equity interests outstanding of any Person engaged in Competitive Activity.  Seller acknowledges that (A) the agreements set forth in this Section 6.14(a) (the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Seller and its Affiliates as of the Effective Date and the current business of Purchaser, Seller and their respective Affiliates and (B) monetary damages would not be an adequate remedy for any breach of the Restrictive Covenants and that Purchaser shall therefore be entitled to specific performance of the Restrictive Covenants (but subject to Section 10.11) to prevent any violations thereof.  In addition, during the Restricted Period, Seller and its Affiliates will not facilitate or assist any third party in the filing of an abbreviated new drug application with respect to the Products.

(b)                                 Purchaser acknowledges and agrees that (i) notwithstanding the foregoing, the Restrictive Covenants shall not apply to any Person who succeeds (by purchase, merger, consolidation, change of control, operation of Law or otherwise) to all, substantially all or a majority of the capital stock, assets or business of Seller or its Affiliates that may already manufacture, develop, distribute, market, use or sell a product that may compete, directly or indirectly, with any of the Products; (ii) except for the Restrictive Covenants: (A) Seller and its Affiliates shall be entitled to manufacture, develop, distribute, market, use, sell or otherwise deal with any products or technologies that such Person owns or has a license to at or prior to the Closing; and (B) Seller and its Affiliates may manufacture, develop, distribute, market, use, sell or otherwise deal with any products that Seller or its Affiliates acquires, licenses or obtains rights to at any time after the Closing, which products or technologies, in the case of clauses (A) and (B) above, may compete, directly or indirectly, with any of the Products; and (iii) Seller and its Affiliates shall be entitled to sell, convey, assign, transfer, license, sublicense or otherwise grant rights to any third party in, to and under any IP Rights that are Excluded Assets under this Agreement.

Section 6.15                            Insurance.  As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or any of its Affiliates or Representatives.  As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 6.16                            Support.  Following the Closing, subject to the terms of any applicable Ancillary Agreement, Purchaser and its Affiliates, on the one hand, and Seller, on the other hand, shall reasonably cooperate with each other in conducting recalls or in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets, the Products, this Agreement or the Ancillary Agreements, in each case, for which the other Party has responsibility under this Agreement or the Ancillary Agreements, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Purchased Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Seller, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege.  Subject to the terms of the Ancillary Agreements, the requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to third parties in performing its obligations under this Section 6.16.

Section 6.17                            Crossed Payments from Third Parties.  In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party.  The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 6.18                            Resale Exemption Certificates.  At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Seller prior to the Closing as to jurisdictions in which the Inventories are to be transferred and for which resale exemption certificates are necessary to comply with applicable Law.  To the extent that any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne and paid solely by Purchaser when due.

Section 6.19                            Confidentiality.  After the Closing Date, Seller shall keep confidential and not disclose to any third party or use, and shall cause its Affiliates and Representatives to keep confidential and not disclose to any third party or use, the Confidential Information, except (a) as permitted by this Agreement or the Ancillary Agreements, (b) as necessary to perform this Agreement or the Ancillary Agreements, (c) as required by applicable Law, (d) as necessary to defend, prosecute, arbitrate any indemnification claim or any Legal Proceeding or dispute relating to this Agreement or (e) with respect to Confidential Information relating to the Purchased Assets or the Assumed Liabilities, as reasonably necessary to operate Seller’s business from and after the Closing, provided that (i) Seller shall not disclose such Confidential Information to a third party unless such third party is subject to a confidentiality obligation in favor of Seller no less restrictive than this Section 6.19 and (ii) if either Party is requested pursuant to, or required by applicable Law, to disclose any of the other Party’s Confidential Information, it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the Parties from disclosing Confidential Information to a Governmental Authority in connection with the Antitrust Filings. Seller shall be responsible for any use or disclosure of Confidential Information by any of Seller’s Affiliates or representatives that would breach this Section 6.19 if such Affiliate or Representative was a part hereto.

Section 6.20                            Covenant Not to Sue.

(a)                                 While the License Agreement from Seller to Purchaser remains in full force and effect, each Party shall not, and shall cause its Affiliates not to, sue, bring claims or initiate other Legal Proceeding against the other Party or any of its Affiliates based on, or in connection with, the infringement or misappropriation of any IP Rights owned or controlled by such Party related to the Purchased Assets or the Products.

(b)                                 Purchaser acknowledges and agrees that the Products are “Spun Off Assertio Products” as defined in Section 6.3 of the Settlement Agreement, dated as of August 28, 2018, by and among Seller, Purdue Pharma L.P. and the other Purdue Entities (as defined therein), and Purchaser, on behalf of itself and its Associated Companies (as defined therein) (the “Purdue Agreement”) will be bound thereby.

Section 6.21                            Inventory Reports and Order Fulfillment. Seller shall provide to Purchaser a report showing the levels of Inventory held by wholesalers and distributors as of the end of each week during the Pre-Closing Period within two (2) Business Days of the end of each week.  During the Pre-Closing Period, Seller shall provide prompt notice to Purchaser of any orders received by Seller or its Affiliates for Inventory or Product.

Section 6.22                            Product Commercialization.

(a)                                 Purchaser, either directly or through its Affiliates, shall use Reasonable Promotional Efforts to Commercialize the Products in the United States.  Purchaser will comply with this Agreement and all applicable Laws in connection with the Commercialization of the Products.  As between the Parties, Purchaser will be solely accountable for the acts or omissions of its Representatives with regard to the Commercialization of Products.

(b)                                 Purchaser will not, and will cause its Representatives not to, directly or indirectly, (i) make any representations to medical professionals, customers or others regarding Seller or the Products which Purchaser knows are false or misleading or (ii) make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the then-current FDA approved labeling and package insert for the Products.  Purchaser agrees to undertake timely and complete corrective action for any deviations from this Section 6.22(b).

(c)                                  For the avoidance of doubt, Purchaser shall be responsible for all costs and expenses of the Commercialization of Products, including the compensation for its Representatives.

(d)                                 Purchaser and its Affiliates shall, at its and their own expense, have the right to create, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) to support the Promotion and sales of the Products, including the right to modify and create derivative works of the Promotional Materials used by Seller prior to the Closing Date in connection with the Products, provided that any such modified and derivative forms do not include any Seller Names.  Such Promotional Materials may include, by way of example, detailing aids; leave behind items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; convention exhibit materials; direct mail; market research surveys and analysis; training materials; and scripts for telemarketing and teleconferences.  All Promotional Materials created and used by, or on behalf of, Purchaser and its Affiliates shall comply with all applicable Law, including but not limited to the FDA’s regulations and guidelines related to prescription drug promotion.

(e)                                  Purchaser will not, and will not authorize or permit its Affiliates to, sell any Product to customers at a price below its minimum profit margin for the purpose of stimulating commercial sales of other more profitable pharmaceutical products (i.e., a “loss-leader”).

(f)                                   Notwithstanding anything to the contrary in this Agreement, the covenants set forth in this Section 6.22 shall expire on the Net Sales Termination Date.  In the event that Purchaser sells, assigns, transfers, or disposes of all or substantially all of the Purchased Assets, Purchaser shall make appropriate provision to satisfy the obligations of Purchaser under this Section 6.22.

Section 6.23                            Financing.

(a)                                 Guarantor and Purchaser shall, and shall cause each of their respective Affiliates to, use  reasonable best efforts to (i) comply with their respective obligations under the Credit Agreement, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Guarantor and its Affiliates contained in the Credit Agreement, including the payment of any fees required as a condition to the Financing, to the extent due and payable and (iii) subject to the satisfaction of the conditions contained in Section 7.01, consummate the Financing at or prior to the time upon which Closing is required to occur pursuant to the terms of this Agreement.  Guarantor and Purchaser shall, and shall cause each of their respective Affiliates to, use their respective reasonable best efforts to (A) maintain in effect the Financing contemplated by the Credit Agreement and (B) enforce all of their respective rights under the Credit Agreement.  Guarantor and Purchaser shall give the Seller notice as promptly as reasonably practicable (1) upon Guarantor, Purchaser or any of their respective Affiliates becoming aware of any material breach or default by any party to any of the Credit Agreement, (2) of the receipt by Guarantor, Purchaser or any of their respective Affiliates of any (x) written notice or (y) other communication, in each case from any Person with respect to (I) any actual or potential material breach, default, termination or repudiation by any party to any of the Credit Agreement or (II) material dispute or disagreement between or among the parties to Credit Agreement and (3) if at any time for any reason Purchaser believes in good faith that Guarantor will not be able to obtain the Closing Amount Needed of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Credit Agreement at or prior to the time that the Closing is required to occur pursuant to the terms hereof.

(b)                                 Guarantor and Purchaser shall not, and shall not permit their respective Affiliates to, without the prior written consent of Seller, amend, terminate, modify or supplement, or grant any waiver of any provision or remedy under, the Credit Agreement, the effect of which (i) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Financing such that the aggregate funds that would be available to Purchaser on the Closing Date, together with other immediately available financial resources of Purchaser, would not be sufficient to pay the Purchase Price and fund the Escrow Deposit, (ii) imposes any new or additional conditions or contingencies to the receipt of the Financing, (iii) would reasonably be expected to delay, prevent or adversely impact, or, individually or in the aggregate, could reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, the funding of the Financing (or satisfaction of the conditions to the Financing) at the time that the Closing is required to occur pursuant to the terms hereof, (iv) could reasonably be expected to prevent or adversely impact or delay, or, individually or in the aggregate, could reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Purchaser to timely consummate the transactions contemplated by this Agreement on the date upon which Closing is required to occur pursuant to the terms hereof, or (v) adversely affect the ability of Guarantor to enforce its rights against other parties to the Credit Agreement.  In the event all conditions applicable to the Credit Agreement have been satisfied (other than the Closing), subject to the satisfaction (or waiver) of the conditions contained in Section 7.01, Purchaser shall, and shall cause each of its Affiliates to, use reasonable best efforts to cause the lenders under the Credit Agreement to fund the Financing required to consummate the transactions contemplated by this Agreement.

(c)                                  Seller shall use its reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to use reasonable best efforts, to provide to Purchaser and Guarantor all cooperation reasonably requested by Purchaser that is necessary (i) in connection with satisfying the conditions to the Financing and (ii) subject to the Closing, in connection with granting the lenders under the Credit Agreement with a lien over the Purchased Assets after the Closing.  Notwithstanding anything in this Section 6.23(c) to the contrary, neither Seller nor any its Representatives shall be required to take or permit the taking of any action that: (A) would cause any representation or warranty in this Agreement to be breached by Seller, (B) would violate any Law applicable to Seller or its Representatives, (C) require Seller or its Representatives to pay any fee or incur any other expense, liability or obligation in connection with the Financing, (D) cause any director, officer or employee or stockholder of Seller or any of its Representatives to incur any personal liability, (E) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Seller or any of its Representatives is a party, (F) provide access to or disclose information that Seller or any of its Representatives determines would jeopardize any attorney-client privilege of Seller or any of its Representatives, (G) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (H) would unreasonably interfere with the conduct of the business of Seller.  Purchaser and Guarantor shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or any of its Representatives in connection with any actions taken in connection with the Financing.  Purchaser and Guarantor shall indemnify and hold harmless Seller and its Representatives from and against any and all Losses  suffered or incurred by them in connection with any action taken pursuant to this Section 6.23(c) and any information used in connection with the foregoing, except  to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of Seller or any of its Representatives (as applicable).

ARTICLE VII.
CLOSING CONDITIONS

Section 7.01                            Conditions Precedent to Purchaser’s Obligations on the Closing Date.  All of the obligations of Purchaser hereunder to consummate the Transactions are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

(a)                                 The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that would not have a Material Adverse Effect.

(b)                                 Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement and the other Transaction Documents to be complied with and performed by Seller at or before the Closing.

(c)                                  Seller shall have delivered to Purchaser a certificate, in the form attached as Exhibit J hereto, dated as of the Closing Date and executed by an authorized officer of Seller, to the effect that each of the conditions specified above in Section 7.01(a) and Section 7.01(b) is satisfied in all respects (the “Seller Officer’s Certificate”).

(d)                                 Seller shall have delivered to Purchaser a certificate of a Secretary or an Assistant Secretary of Seller, in the form attached as Exhibit K hereto, enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Delaware, (ii) its by-laws and (iii) resolutions of the board of directors of Seller authorizing Seller to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Seller Secretary’s Certificate”).

(e)                                  No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the Transactions (each, a “Closing Legal Impediment”) shall be in effect.

(f)                                   The waiting periods, clearances and approvals required under the antitrust filings as specified on Schedule 7.01(f) hereto (the “Antitrust Filings”) shall have expired or been obtained.

(g)                                  Since the Effective Date, there shall have been no events or occurrences that have resulted in a Material Adverse Effect.

(h)                                 Seller shall have signed and delivered, or caused one or more of its Affiliates, to sign and deliver the Transaction Documents and the documents set forth in Section 3.01(b).

Section 7.02                            Conditions Precedent to Seller’s Obligations on the Closing Date.  All of the obligations of Seller hereunder to consummate the Transactions are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)                                 The representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that would not have a Purchaser Material Adverse Effect.

(b)                                 Purchaser shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement and the other Transaction Documents to be complied with and performed by Purchaser at or before the Closing.

(c)                                  Purchaser shall have delivered to Seller a certificate, in the form attached as Exhibit L hereto, dated the Closing Date and executed by an authorized officer of Purchaser to the effect that each of the conditions specified above in Section 7.02(a) and Section 7.02(b) is satisfied in all respects (the “Purchaser Officer’s Certificate”).

(d)                                 Purchaser shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Purchaser, in the form attached as Exhibit M hereto, enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Delaware, (ii) its by-laws and (iii) resolutions of the board of directors of Purchaser authorizing Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Purchaser Secretary’s Certificate”).

(e)                                  No Closing Legal Impediment shall be in effect.

(f)                                   The waiting periods and approvals required under the Antitrust Filings as specified on Schedule 7.01(f) hereto shall have expired or been obtained.

(g)                                  Seller shall have received the Purchase Price in accordance with Section 2.06.

(h)                                 Purchaser shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Transaction Documents and the documents set forth in Section 3.01(c).

ARTICLE VIII.
INDEMNIFICATION

Section 8.01                            Indemnification by Seller.

(a)                                 Subject to the provisions of this Article VIII, Seller agrees to, from and after the Closing, defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, representatives, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Retained Liability; (ii) any Excluded Asset; (iii) any breach by Seller of any of its covenants or agreements contained in this Agreement; or (iv) any breach of any warranty or representation of Seller contained in this Agreement.

(b)                                 Purchaser shall take, and shall cause the other Purchaser Indemnitees to take, commercially reasonable actions to mitigate any Loss (including making claims under any applicable insurance policies) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Purchaser and the other Purchaser Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 8.02                            Indemnification by Purchaser.

(a)                                 Subject to the provisions of this Article VIII, Purchaser agrees to, from and after the Closing, defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, representatives, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability; (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement; (iii) any breach of any warranty or representation of Purchaser contained in this Agreement; or (iv) the use of any Seller Names by Purchaser or its Affiliates (or any third party acting on behalf of Purchaser or its Affiliates) under Section 6.10.

(b)                                 Seller shall take, and cause the other Seller Indemnitees to take, all commercially reasonable actions to mitigate any Loss (including making claims under any applicable insurance policies) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Seller and the other Seller Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 8.03                            Notice of Claims.  Any Purchaser Indemnitee or Seller Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under this Article VIII (the “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article VIII (each, an “Indemnity Claim”) may be based.  Such written notice shall contain, with respect to each Indemnity Claim, such facts and information as are then reasonably available with respect to such Indemnity Claim, including a description of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred.  A failure by the Indemnified Party to give notice of an Indemnity Claim in a timely manner pursuant to this Section 8.03 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 8.05. In the event that the Indemnifying Party agrees to or is determined (by final arbitral award) to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article VIII, the Indemnifying Party shall, subject to the provisions of Section 8.06, promptly (but, in any event, within 30 days following such agreement or determination) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. If an Indemnifying Party objects in writing to any Indemnity Claim made in such Indemnity Claim notice, then the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the parties with respect to each of such Indemnity Claims.  If no such agreement is reached after such 20-day period of good faith negotiation, or if the Indemnifying Party does not object in writing to such Indemnity Claim notice, then either the Indemnifying Party or the Indemnified Party may initiate arbitration for purposes of having the matter settled in accordance with Section 10.11. If any Indemnity Claim is based on any action, claim, suit or proceeding (in equity or at law) instituted  by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a “Third Party Claim”), then the Indemnified Party shall promptly notify (the “Third Party Claim Notice”) in writing the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim.  A failure by the Indemnified Party to give notice of and to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 8.03 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 8.05.

Section 8.04                            Third Party Claims.

(a)                                 The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to elect to conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, the defense of such Third Party Claim, and the Indemnifying Party may compromise or settle such Third Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party prior written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to or enter into any compromise or settlement that commits the Indemnified Party to make an admission of liability or to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party.  No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned).  If the Indemnifying Party elects to control and conduct the defense of any Third Party Claim, then the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party.  If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)                                 The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(c)                                  Purchaser and Seller agree to cooperate and to cause their Affiliates to cooperate with each other to the extent reasonably required after the Closing Date in connection with any claims conducted by a Taxing Authority relating to any Taxes with respect to or in relation to any Purchased Asset for any Tax period ending on or before the Closing Date or, in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period ending on the Closing Date (each a “Tax Contest”).  Promptly (but no more than 30 days) after Purchaser or any of its Affiliates receives notice of any Tax Contest, Purchaser shall notify Seller in writing (which notice shall include copies of any notices, correspondence and any other documents received by Purchaser or its Affiliates with respect to such Tax Contest) of the Tax Contest.  Notwithstanding anything to the contrary, if Seller’s Tax liability or rights to any refunds (or the liability or rights of Seller) could be affected by the Tax Contest or if Seller could have an indemnification obligation under this Agreement, Seller shall have the sole right to conduct, control, defend, settle or compromise the defense of the Tax Contest at its own expense, whether the Tax Contest began before or after the Closing Date; and Purchaser shall provide Seller with all necessary powers of attorney and other necessary documents and assistance to allow Seller to effectively conduct and control such defense; provided, however, that in the case of any Third Party Claims relating to a Taxing Authority against Purchaser that is a Tax Contest, Purchaser shall have the right to participate in such defense and Seller shall not settle or resolve such Third Party Claim without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates will be responsible for any Taxes to the extent attributable to any action taken by Purchaser or its Affiliates with respect to any Tax Contest without Seller’s written consent.

Section 8.05                            Expiration.  If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate or other document delivered in accordance herewith shall survive the Closing.  Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate or other document delivered in accordance herewith and all indemnification obligations under Section 8.01(a)(iii), Section 8.01(a)(iv), Section 8.02(a)(ii) and Section 8.02(a)(iii) with respect to any such representations, and warranties, covenants and agreements, (a) in the case of such representations and warranties, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, (i) the date that is 15 months after the Closing Date in the case of representations and warranties other than Fundamental Representations and other than the representations set forth in Section 4.09, (ii) the date that is 24 months after the Closing Date in the case of the representations set forth in Section 4.09 and (iii) the later of six years after the Closing Date and 90 days after the expiration of the applicable statute of limitations in the case of Fundamental Representations and (b) in the case of any covenants and agreements contained in this Agreement, whether of Purchaser or Seller, shall survive the Closing Date until the applicable statute of limitations has expired or until such covenant or agreement has been fully performed, if sooner, in the case of clauses (a) and (b), unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.03.

Section 8.06                            Certain Limitations.

(a)                                 Notwithstanding the other provisions of this Article VIII, Seller shall not have any indemnification obligations for Losses under Section 8.01(a)(iv), (i) for any individual claim (or, if applicable, any series of related claims arising from the same or substantially similar facts or circumstances) where the Loss relating thereto is less than $25,000 (the “De Minimis Amount”) and (ii) unless and until the aggregate amount of Losses for claims where the De Minimis Amount does not apply exceeds $500,000 (the “Threshold Amount”), in which event Seller shall be required to pay the amount of such Losses that exceed the Threshold Amount; provided, however, that the De Minimis Amount and the Threshold Amount shall not apply to any Losses resulting from a breach of a Fundamental Representation or any Losses arising out of Fraud or willful misconduct or a breach of Section 4.13.

(b)                                 Except for Losses resulting from a breach of a Fundamental Representation, or any Losses arising out of Fraud or willful misconduct or a breach of Section 4.13, the maximum amount of Losses for which Seller or Purchaser, as applicable, shall be liable under Section 8.01(a)(iv) or Section 8.02(a)(iii), as applicable, shall not exceed $12,500,000.

(c)                                  For purposes of this Article VIII, (i) any breach or inaccuracy in any representations, warranties or covenants contained in this Agreement and (ii) the calculation of the obligations and Losses associated therewith shall, in each case, be determined without regard to any dollar threshold, materiality, “Material Adverse Effect” or other similar qualifiers.

(d)                                 An Indemnifying Party shall have no liability or obligation to indemnify any Indemnified Party with respect to the breach of any representation, warranty, covenant or agreement based on any facts or circumstances known to Purchaser or any other Purchaser Indemnitee, including any information provided to Purchaser prior to the Effective Date. No Indemnified Party shall be entitled to recover the same or duplicative damages with respect to the same breach from the Indemnifying Party under more than one of this Agreement and the Transaction Documents, it being agreed that, for the purposes of this sentence, each Party shall be deemed to have made and received all payments made and received by its Affiliates.

Section 8.07                            Sole Remedy; Waiver.  After the Closing, other than as set forth in Section 10.15 or in the case of Fraud or willful misconduct, this Article VIII provides the exclusive means by which a Party may assert and remedy any claims, and Section 10.11 provides the exclusive means by which a Party may bring actions against the other Party under or with respect to this Agreement.  Each Party hereby waives and releases any other remedies or claims that it may have against the other Party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Products or the Purchased Assets, except that nothing herein shall limit the liability of any Party hereto for Fraud or willful misconduct.  With respect to any Losses arising under this Agreement, each Party agrees that it shall only seek such Losses from the other Party, and each Party hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of the other Party or any director, officer or employee of the other Party (or any of its Affiliates).

Section 8.08                            Indemnity Payments.  In the event that either Party agrees to, or is determined to have an obligation to, reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party, unless offset pursuant to Section 8.11.

Section 8.09                            Calculation of Damages.

(a)                                 The amount of any and all Losses for which indemnification is provided pursuant to this Agreement will be net of any Tax benefit actually realized by the Indemnified Party or its Affiliates with respect to such Losses.

(b)                                 Except as otherwise provided in this Article VIII, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

Section 8.10                            Tax Treatment of Indemnity Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.

Section 8.11                            Right of Offset.  Without limiting any other rights or remedies available to it, Purchaser shall be entitled to offset (i) any amounts from Seller that are agreed upon in writing by the Parties, or determined pursuant to a final, non-appealable arbitral award, to be due and payable to Purchaser pursuant to any Transaction Documents (including Losses of a Purchaser Indemnitee that are due and payable pursuant to a final, non-appealable arbitral award) against (ii) any amounts from Purchaser that are agreed upon in writing by the Parties, or determined pursuant to a final, non-appealable arbitral award, to be due and payable to Seller under any Transaction Documents.

Section 8.12                            No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AND EXCEPT (A) AS A RESULT OF FRAUD OR WILLFUL MISCONDUCT, (B) AS A RESULT OF SELLER’S BREACH OF SECTION 4.13, SECTION 6.01(A)(VII), SECTION 6.01(B)(VII) OR (C) AS MANDATED BY STATUTE, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES, INCIDENTAL OR CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR COSTS (OTHER THAN ATTORNEYS’ FEES) OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER;

PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

ARTICLE IX.
TERMINATION

Section 9.01                            Termination.  This Agreement may be terminated only as follows:

(a)                                 Mutual Termination.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Purchaser and Seller.

(b)                                 Termination by Purchaser.

(i)                                     This Agreement may be terminated by Purchaser at any time prior to the Closing if (A) Seller shall have failed to comply, in any material respect, with any of Seller’s covenants or agreements contained in this Agreement or (B) any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made and, in the case of clauses (A) and (B) above, such failure or inaccuracy has a Material Adverse Effect as of the Closing, and Purchaser shall have given Seller a reasonable opportunity to cure any such failure or inaccuracy to so comply before the Closing.

(ii)                                  This Agreement may be terminated by Purchaser if the Closing shall not have occurred on or before February 15, 2020 (as such date may be extended in accordance with the last sentence of this Section 9.01(b)(ii)), the “Outside Date”); provided, however, that Purchaser may terminate this Agreement pursuant to this Section 9.01(b)(ii) only if at the time of termination (A) Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (B) Purchaser has satisfied those conditions set forth in Section 7.02 to be performed by Purchaser (other than those conditions that by their terms are to be satisfied by actions taken at the Closing and could have been satisfied or would have been waived assuming a Closing would occur).  The Outside Date shall automatically be extended up to two additional times for one month each time if the conditions set forth in Section 7.01 (other than Section 7.01(f)) have been satisfied on the then expiring Outside Date as if such Outside Date were the Closing Date.

(iii)                               This Agreement may be terminated by Purchaser at any time prior to the Closing if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Purchaser may not rely upon this Section 9.01(b)(iii) to terminate this Agreement if Purchaser shall have failed to use reasonable best efforts to prevent the occurrence of any such Closing Legal Impediment or to remove or appeal as promptly as practicable any such Closing Legal Impediment.

(c)                                  Termination by Seller.

(i)                                     This Agreement may be terminated by Seller at any time prior to the Closing if (A) Purchaser shall have failed to comply, in any material respect, with any of Purchaser’s covenants or agreements contained in this Agreement or (B) any one or more of the representations or warranties of Purchaser contained in this Agreement shall prove to have been inaccurate in any material respect when made and, in the case of clauses (A) and (B) above, such failure or inaccuracy has a Purchaser Material Adverse Effect as of the Closing, and Seller shall have given Purchaser a reasonable opportunity to cure any such failure or inaccuracy to so comply before the Closing.

(ii)                                  This Agreement may be terminated by Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that Seller may terminate this Agreement pursuant to this Section 9.01(c)(ii) only if at the time of termination (A) Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (B) Seller has satisfied those conditions set forth in Section 7.01 to be performed by Seller (other than those conditions that by their terms are to be satisfied by actions taken at the Closing and could have been satisfied or would have been waived assuming a Closing would occur).

(iii)                               This Agreement may be terminated by Seller at any time prior to the Closing if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Seller may not rely upon this Section 9.01(c)(iii) to terminate this Agreement if Seller shall have failed to use reasonable best efforts to prevent the occurrence of any such Closing Legal Impediment or to remove or appeal as promptly as practicable any such Closing Legal Impediment.

(iv)                              This Agreement may be terminated by Seller if (A) all the conditions set forth in Article VII have been satisfied (other than those that can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (B) Purchaser is required to consummate the Closing pursuant to Section 3.01(a), (C) Seller gives irrevocable written notice to the Buyer at least three Business Days prior to such termination stating that, if the Financing is funded, Seller will consummate the Closing in accordance with the terms of this Agreement, (D) Seller is ready, willing and able to consummate the Closing during such three Business Day period, and (E) Purchaser fails to consummate the Closing within such three Business Day period; provided, that Seller may not rely upon this Section 9.01(c)(iv) to terminate this Agreement if Seller is in material breach of any representation or warranty or has failed to perform in all material respects any of its covenants or other agreements contained in this Agreement.

Section 9.02                            Effect of Termination.

(a)                                 In the event of the termination of this Agreement in accordance with Section 9.01, this Agreement shall thereafter become void and have no effect, and neither Party shall have any liability to the other Party or to such other Party’s Affiliates or Representatives in respect of this Agreement, except for the obligations of the Parties contained in this Section 9.02 and in Article X; provided, however, that nothing herein shall limit the liability of any Party hereto for  Fraud or for any willful breach whereby the breaching Party both intended to take or fail to take the action giving rise to the breach and had knowledge that such action or inaction would, or would reasonably be expected to, constitute a breach of this Agreement; provided, further, that (i) no Party shall be allowed to initiate any action permitted by the foregoing proviso more than 60 days following termination of this Agreement, (ii) any recovery of Losses by Seller in connection with such action shall be reduced by the amount of the Termination Fee paid to Seller and (iii) if such action is initiated by Seller and does not result in a recovery by Seller of any Losses, then Seller shall promptly reimburse Purchaser for any reasonable out-of-pocket attorney’s fees incurred in connection with such action.

(b)                                 In the event Seller terminates this Agreement pursuant to Section 9.01(c)(iv), no later than five Business Days after notice of such termination, Purchaser shall pay, by wire transfer of immediately available funds, to Seller an amount equal to $5,000,000 (the “Termination Fee”).  Each Party acknowledges and agrees that in no event shall Seller be entitled to receive the Termination Fee on more than one occasion or at all if Purchaser consummates the Transactions.

(c)                                  Each Party acknowledges and agrees that (i) the agreements contained in Section 9.02(b) are an integral part of the Transactions and that, without these agreements, neither Party would enter into this Agreement, (ii) any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision and (iii) in no event shall Purchaser be required to pay the Termination Fee, or any portion thereof, and also be required to consummate the Transactions (including pursuant to an order for specific performance in the circumstances permitted by Section 10.15).  If Purchaser fails to promptly pay the Termination Fee when due, and in order to obtain such payment, Seller commences a Legal Proceeding against Purchaser for payment of the Termination Fee, Purchaser shall reimburse Seller for any reasonable out-of-pocket legal and other third party fees and expenses incurred by Seller in connection with such Legal Proceeding within 30 days of a final non-appealable judgement in such Legal Proceeding that Purchaser is required to pay the Termination Fee to Seller.

(d)                                 Without limiting (i) the provisos set forth in Section 9.02(a) or (ii) Seller’s right to specific performance prior to termination of this Agreement solely to the extent provided in, and subject to the terms and conditions of, Section 10.15, (A) Seller’s right to receive the Termination Fee from Purchaser pursuant to, and subject to the terms and conditions of, Section 9.02 shall be the sole and exclusive remedy of any Seller Group Member against any Purchaser Group Member for any monetary damages suffered by any Seller Group Member, or any liability or obligation of any kind of any Purchaser Group

Member, in each case, caused by, arising out of, relating to or in connection with (1) any breach or threatened or attempted beach of this Agreement or any other contract, agreement, certificate or other document entered into among the Parties pursuant to the terms of this Agreement that occurs prior to the Closing, (2) any failure or threatened or attempted failure of Purchaser to comply with its pre-Closing obligations under this Agreement or any other contract, agreement, certificate or other document entered into between the Parties pursuant to the terms of this Agreement, (3) any failure to consummate any of the Transactions (including the Closing and the funding of the Financing) or (4) the failure of any of the Transactions to be consummated or the termination of this Agreement, in each case, including in any Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity (the items referred to in the foregoing clauses (1) through (4), the “Potential Claims”), (B) no Seller Group Member shall be entitled to bring, and Seller shall cause all other Seller Group Members not to bring, and shall in no event support, facilitate, encourage or take any Legal Proceeding in respect of (other than opposing the bringing of) any Legal Proceeding against any Purchaser Group Member with respect to, arising out of, relating to or in connection with any Potential Claim or otherwise with respect to the transactions contemplated by this Agreement, and Seller shall cause any then pending Legal Proceeding by any Seller Group Member against a Purchaser Group Member to be dismissed with prejudice as promptly as practicable after payment of the Termination Fee (and in no event later than three days following payment of such Termination Fee) and (C) no Purchaser Group Member (other than Purchaser or Guarantor, subject to the provisions of this Agreement) shall have any liability or obligation of any kind or nature whatsoever to any Seller Group Member with respect to or in connection with any Potential Claim, including in each case, through Purchaser or otherwise, whether by or through attempted piercing of the corporate or other entity vail, by or through a claim by or on behalf of Purchaser against any other Purchaser Group Member, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law or otherwise.

(e)                                  For purposes of this Agreement, (i) the “Seller Group” means, collectively, Seller and each of its respective former, current, or future Affiliates, direct or indirect equity owners, and Representatives, and each of the foregoing Persons shall be a “Seller Group Member” and (ii) the “Purchaser Group” shall mean, collectively, Purchaser and each of its respective former, current, or future Affiliates, direct or indirect equity owners, controlling persons and Representatives, and each of the foregoing Persons shall be a “Purchaser Group Member”.

ARTICLE X.
MISCELLANEOUS

Section 10.01                     Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Seller:

Assertio Therapeutics, Inc.

100 South Saunders Road, Suite 300

Lake Forest, Illinois 60045

Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
1001 Page Mill Road
Building One, Suite 200
Palo Alto, California 94304
Attention:  Brian D. Lee and Margaret Sampson
Facsimile:  (650) 739-7619

to Purchaser:

Golf Acquiror LLC
44 Whippany Road

Morristown, New Jersey  07960

Attention: Douglas Saltel, Andrew David and Legal Department

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention:  David C. Lee

Email: dlee@gibsondunn.com

All notices and other communications under this Agreement shall be deemed to have been received (a) when delivered by hand, if personally delivered; (b) one Business Day after being sent, if delivered to a national overnight courier service; or (c) one Business Day after being sent, if sent by facsimile, with a telephonic acknowledgment of sending and confirmation of receipt by the sending facsimile machine. Each Party agrees that service of any process, summons, notice or document delivered by registered mail to its address set forth in this Section 10.01 shall be effective service of process for any Legal Proceeding brought against it under this Agreement in accordance with Section 10.10.

Section 10.02                     Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.  Notwithstanding anything else to the contrary herein,  the provisions set forth in Section 10.02, Section 10.03, Section 10.10, Section 10.15 and Section 10.17 (and any provision of this Agreement to the extent a modification, wavier or termination of such provision would modify the substance of Section 10.02, Section 10.03, Section 10.10, Section 10.15 and Section 10.17), in each case may not be amended, modified or supplemented in any manner that is materially adverse to any Financing Sources without the prior written consent of such Financing Sources.

Section 10.03                     Assignment.  Neither Party may assign (whether by operation of Law, merger, stock sale, asset sale or otherwise) any of its rights or obligations under this Agreement prior to the full satisfaction of Purchaser’s obligations under Section 2.10, without the prior written consent of the other Party, except that (a) Purchaser may, without such consent, assign all or part of its rights under this Agreement to any of its parent entities and Purchaser or any such parent entity may, without such consent, collaterally assign all or part of its rights under this Agreement to the Financing Sources or any agent on behalf of such Financing Sources and (b) Seller may, without such consent, assign this Agreement and its rights or obligations under this Agreement (x) to one or more Affiliates or (y) in connection with a sale, merger, consolidation, change of control or similar transaction of Seller, whether by sale of stock, merger, sale of all or substantially all of Seller’s assets, operation of Law or otherwise; provided, however, that no such assignment by either Party shall relieve such Party of any of its obligations hereunder.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 10.03 shall be null and void.  For the avoidance of doubt, (i) Guarantor may not assign any of its obligations under this Agreement (whether by operation of Law, merger, stock sale, asset sale or otherwise), without the prior written consent of Seller, and (ii) any obligations of Purchaser pursuant to this Agreement may be satisfied by any of its Affiliates; provided, however, that all such obligations shall remain Purchaser’s obligations and not obligations of any of its Affiliates.  Notwithstanding anything in this Agreement to the contrary, for any assignment, transfer, assumption or succession of or with respect to all or substantially all of the Purchased Assets prior to full satisfaction of Purchaser’s obligations under Section 2.10, Purchaser shall make appropriate provision to satisfy the obligations of Purchaser under this Agreement (including Section 2.10 and Section 6.23), the Escrow Agreement and the Long Term Collaboration Agreement.

Section 10.04                     Entire Agreement.  This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto (which are hereby incorporated by reference), and the other agreements and certificates delivered in connection herewith (including the other Transaction Documents and the Confidentiality Agreement), contains the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements or understandings between the Parties.  Before executing this Agreement, the Parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations and have generated correspondence and other writings, in which the Parties discussed the Transactions.  In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the Parties and may have forecasted future events.  The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the Transactions.  However, it is also recognized that all business transactions contain an element of risk, as do the Transactions, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies.  Accordingly, other than the Confidentiality Agreement, the Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the Parties, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either Party to be legally binding.  Each of the Parties acknowledges that, in deciding to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

Section 10.05                     Fulfillment of Obligations.  Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.06                     Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser and Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  The Financing Sources are express third party beneficiaries of the provisions of Section 10.02, Section 10.03, Section 10.06, Section 10.10, Section 10.15 and Section 10.17.

Section 10.07                     Survival.  The provisions of this Agreement set forth in Article VIII and Article X, and any remedies for the breach thereof, shall survive the termination of this Agreement.

Section 10.08                     Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

Section 10.09                     Exhibits and Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the section or subsection of this Agreement to which it corresponds in number and each other section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subsection.  The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or is required to be disclosed under this Agreement.

Section 10.10                     Governing Law; Jurisdiction; No Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

(b)                                 The Parties consent to the exclusive jurisdiction of the Federal and State courts located in the State of New York for the resolution of all disputes or controversies between the Parties which, pursuant to applicable Law, are not subject to the provisions of Section 10.11.  Each of the Parties (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the Transactions; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY FINANCING SOURCES RELATING TO THE CREDIT AGREEMENT WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY).

(c)                                  Notwithstanding anything in this Agreement to the contrary, each party to this Agreement agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source arising out of or relating to this Agreement or the Credit Agreement  or the performance thereunder shall be subject to the exclusive jurisdiction to any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a Federal court), and any appellate court from thereof and (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing in any such legal action in any other court.

Section 10.11                     Dispute Resolution.  The Parties recognize that a dispute may arise relating to this Agreement (“Dispute”).  Any Dispute, including Disputes that may involve any Affiliates of a Party, shall be resolved in accordance with this Section 10.11.

(a)                                 Mediation.

(i)                                     The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration.  The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control.  The mediator shall be chosen pursuant to CPR Mediation Procedure.  The mediation shall be held in New York, New York.

(ii)                                  Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.  The Parties agree to select a mediator within 20 days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation.  In no event, however, shall mediation continue more than 60 days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

(iii)                               Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

(b)                                 Arbitration.

(i)                                     If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.  The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

(ii)                                  The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties.  Each arbitrator shall be a lawyer with at least 15 years’ experience.  To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(iii)                               The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the Parties is less than $12,500,000 and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.  Candidates for the arbitrator position(s) may be interviewed by Representatives of the Parties in advance of their selection, provided that all Parties are represented.

(iv)                              The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration.  The hearing will be concluded within nine months after selection of the arbitrator(s) and the award will be rendered within 60 days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing.  In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(v)                                 The hearing will be concluded in 10 hearing days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

(vi)                              The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”).  The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol.  If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.

(vii)                           The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(viii)                        The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(ix)                              The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(x)                                 Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

(xi)                              EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

Section 10.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.  This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

Section 10.13                     Headings.  The heading references herein, in any Exhibit or Schedules hereto and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15                     Specific Performance.  The Parties acknowledge and agree that any Party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, such Party shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.  Notwithstanding the foregoing, neither the Seller or any Seller Related Party shall have the right to seek specific performance or other equitable remedies against the Financing Sources to enforce the Credit Agreement obtained by Guarantor to consummate the transactions contemplated by this Agreement.

Section 10.16                     Guaranty.  Guarantor hereby represents and warrants to Seller each of the representations and warranties set forth in Section 5.01 through Section 5.04 and Section 5.09 with respect to itself, mutatis mutandis.  Guarantor hereby unconditionally and irrevocably guarantees to Seller the full, complete, and punctual payment and performance when due by Purchaser (and any successors or permitted assignees thereof) of the obligations of Purchaser under this Agreement and the other Transaction Documents, including the obligation of Purchaser to pay any amounts required hereunder (whether pursuant to Section 2.10, Section 8.02 or otherwise) (collectively, the “Guaranteed Obligations”).  The Guarantor agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that resort be had by Seller to Purchaser or any other Person.  Guarantor’s obligations hereunder shall remain in full force and effect with respect to any Guaranteed Obligation  until such Guaranteed Obligation is fully and finally paid or performed or otherwise finally discharged, at which time the obligations of Guarantor made hereunder with respect to such Guaranteed Obligation shall terminate automatically with no further action by any Person.  A separate action or actions may be brought and prosecuted against Guarantor, irrespective of whether any action is brought against Purchaser or any other Person or whether Purchaser or any other Person is joined in any such action or actions.  The obligations of Guarantor hereunder shall not be released or discharged as a result of, and shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, unaffected and irrespective of, any facts, circumstances or events affecting Purchaser or any Person other than Guarantor, including any change in corporate existence, structure or ownership or any insolvency, bankruptcy, liquidation (voluntary or involuntary) or similar proceeding or event.  Guarantor unconditionally and irrevocably waives, to the fullest extent permitted by Law, promptness, diligence and notice of acceptance of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligations and all other notices and defenses of any kind.  Guarantor further agrees that the obligations which it guarantees performance of under this Agreement may be amended, modified, assigned, extended or renewed, in whole or in part, without notice or further assent from it and it will remain bound by this guarantee notwithstanding any such amendment, modification, assignment, extension or renewal of any such obligation. Guarantor acknowledges that it will receive direct and indirect benefits from the transactions contemplated by this Agreement and the other Transaction Documents, and that the waivers set forth in this guarantee are knowingly made in contemplation of such benefits.  Without limiting the generality of the foregoing, Guarantor guarantees that it shall make the payments and perform the Guaranteed Obligations required hereunder strictly in accordance with the express terms of any document or agreement evidencing any Guaranteed Obligation. Guarantor will also pay to Seller any and all expenses (including legal fees and expenses) incurred by Seller in enforcing its rights under this guarantee.

Section 10.17                     No Recourse to Financing Sources.  No Seller Related Party shall have any rights or claims against any Financing Sources in connection with this Agreement, the debt financing contemplated by the Credit Agreement or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed or caused this Asset Purchase Agreement to be executed as of the Effective Date.

SELLER:

ASSERTIO THERAPEUTICS, INC.

By:	/s/ Arthur J. Higgins
Name:	Arthur J. Higgins
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

PURCHASER:

GOLF ACQUIROR LLC

By:	/s/ Doug Saltel
Name:	Doug Saltel
Title:	President and Secretary

Solely with respect to Section 6.23 and Article X,
GUARANTOR:

CELTIC INTERMEDIATE SA

By:	/s/ Emanuela Brero
Name:	Emanuela Brero
Title:	Class A Director and Authorized Signatory

[Signature Page to Asset Purchase Agreement]